Exhibit 4.1

GANNETT HOLDINGS LLC,
as Issuer

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,
as Guarantors

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

and

U.S. BANK NATIONAL ASSOCIATION,
as Notes Collateral Agent, Registrar, Paying Agent
and Authenticating Agent

6.000% FIRST LIEN NOTES DUE 2026

INDENTURE

dated as of

October 15, 2021

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer Exhibit
Exhibit C	Form of Certificate of Exchange Exhibit
Exhibit D	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of First Lien-First Lien Intercreditor Agreement
Exhibit G	Form of First Lien-Second Lien Intercreditor Agreement

v

This INDENTURE, dated as of October 15, 2021 (this “Indenture”), is by and among Gannett Co., Inc., a Delaware corporation (the “Company”), Gannett Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (the “Issuer”), the Guarantors from time to time party hereto, U.S. Bank National Association, as trustee (the “Trustee”) and U.S. Bank National Association, as collateral agent (the “Notes Collateral Agent”), registrar (“Registrar”), paying agent (“Paying Agent”) and authenticating agent (“Authenticating Agent”).

W I T N E S S E T H:

WHEREAS, the Issuer is entering into this Indenture to establish the form and terms of its 6.000% First Lien Notes due 2026 (the “Notes”); and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Indenture and to make it a valid and binding obligation of the Issuer have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE I
ESTABLISHMENT; DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.          Definitions.

(a)          The following are definitions used in this Indenture.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“5-Year Term Loan” means that certain First Lien Credit Agreement, dated as of February 9, 2021, among the Company, the Issuer , each guarantor party thereto, the lenders from time to time party thereto and Citibank, N.A. as collateral agent and administrative agent for the lenders.

“Acceptable Commitment” has the meaning specified in Section 4.15.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person. Such Indebtedness shall be deemed to have been incurred at the time such other Person is merged with or into or became a Restricted Subsidiary.

“Additional Assets” means (i) any property or assets (other than current assets (as determined in accordance with GAAP), Indebtedness and Capital Stock) to be used by the

Company or a Restricted Subsidiary in a Similar Business; (ii) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or (iii) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Notes” means 6.000% First Lien Notes due 2026 issued from time to time after the Issue Date pursuant to Section 2.14 of this Indenture, and any Notes issued in exchange or replacement therefor.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 4.17.

“Agent” means any Collateral Agent, Registrar, Paying Agent or Authenticating Agent or other agent appointed in accordance with this Indenture to perform any function that this Indenture authorized such agent to perform.

“Applicable First Lien Authorized Representative” means, with respect to any Collateral, (i) until the earlier of (x) the Discharge of Term Loan Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the administrative agent under the Senior Secured Term Loan and (ii) from and after the earlier of (x) the Discharge of Term Loan Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Applicable First Lien Collateral Agent” means, with respect to any Collateral, (i) until the earlier of (x) the Discharge of Term Loan Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Term Loan Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Term Loan Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the First Lien Collateral Agent for the series of Other First Priority Obligations represented by the Major Non-Controlling Authorized Representative

“Applicable Measurement Period” means the most recently ended four fiscal quarters immediately preceding the applicable date of determination for which internal financial statements are available.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)          1.0% of the principal amount of such Note; and

(2)          the excess, if any, of:

(a)          the present value at such Redemption Date of (i) the redemption price (such redemption price being set forth in the table in Section 3.07(b)) of such Note at November 1, 2023, plus (ii) all required interest payments due on such Note (excluding accrued but unpaid interest to the Redemption Date) through November 1, 2023, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b)          the principal amount of such Note.

Calculation of the Applicable Premium shall be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Applicable Premium Deficit” has the meaning set forth in Section 8.04.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer, redemption or exchange.

“Asset Sale” means:

(1)          the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) other than Equity Interests of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or

(2)          the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 4.07), whether in a single transaction or a series of related transactions, in each case, other than:

(A)          any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) property or other assets no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Company (including allowing any intellectual property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated), (iii) inventory or other assets in the ordinary course of business or (iv) charitable donations or contributions in the ordinary course of business;

(B)          the disposition of all or substantially all of the assets of the Company or the Issuer in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture for which a Change of Control Offer is made;

(C)          the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.09 or any Permitted Investment;

(D)          any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than $40 million;

(E)          any disposition of property or assets or issuance of securities to the Company or a Restricted Subsidiary;

(F)          any exchange of like property under Section 1031 of the Internal Revenue Code of 1986, as amended, or any comparable or successor provision, or any exchange of equipment to be used in a Similar Business;

(G)          the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(H)          any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(I)          foreclosures, condemnation, eminent domain or any similar action on assets;

(J)          [reserved];

(K)          any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions;

(L)          any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(M)          the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(N)          the licensing, sub-licensing or similar grants of rights of intellectual property or other general intangibles in the ordinary course of business;

(O)          the unwinding of any Hedging Obligations;

(P)          sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(Q)          the lapse or abandonment of intellectual property rights in the ordinary course of business;

(R)          the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(S)          a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition; and

(T)          to the extent constituting a disposition, the unwinding or early termination or settlement of any hedging agreement or any bond hedge transaction or other option, forward or other derivative contract.

“Asset Sale Offer” has the meaning specified in Section 4.15(c).

“Asset Sale Proceeds Application Period” has the meaning specified in Section 4.15(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Board of Directors” means, for any Person, the Board of Directors or other governing body of such Person or, if such Person does not have such a Board of Directors or other governing body and is owned or managed by a single entity, the Board of Directors or other governing body of such entity, or, in any such case, any committee thereof duly authorized to act on behalf of such Board of Directors or other governing body. Unless otherwise provided, “Board of Directors” means the board of directors of the Issuer.

“Board Resolution” means with respect to the Issuer, a duly adopted resolution of the Board of Directors of the Issuer or any committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1)          in the case of a corporation, corporate stock,

(2)          in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3)          in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4)          any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital or finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1)          United States dollars,

(2)          Canadian dollars,

(3)          (A) euro, pounds sterling or any national currency of any participating member state in the European Union or (B) local currencies held from time to time in the ordinary course of business,

(4)          securities issued or directly and fully and unconditionally guaranteed or insured by (a) the United States government or any agency or instrumentality thereof, (b) any country that is a member state of the European Union or any agency or instrumentality thereof or (c) any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized statistical rating organization), the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government,

(5)          certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, overnight bank deposits and money market deposits (or, with respect to foreign banks, similar instruments), in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar Equivalent as of the date of determination) in the case of foreign banks,

(6)          repurchase obligations for underlying securities of the types described in clauses (4) and (5) above, entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7)          commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof,

(8)          marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof,

(9)          (a) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above and (10) through (12) below and (b) “money market funds” that invest 90% or more of their assets in instruments of the type specified in clauses (10) through (12) below or that are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a Rating Agency, if both of the two named Rating Agencies above cease publishing ratings of such investments,

(10)          readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and in each such case with a “stable” or better outlook with maturities of 24 months or less from the date of acquisition,

(11)          Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition,

(12)          Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s, and

(13)          in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (12) customarily utilized in countries in which such Foreign Subsidiary operates for cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) and (13) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) or (13) above, as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following: ACH transactions, treasury or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, employee credit card programs, netting services, automated clearing house arrangements, foreign exchange facilities, deposit and other accounts and merchant services.

“Certificated Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Article 2 hereof, in substantially the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases in the Global Note” attached thereto.

“Change of Control” means each occurrence of any of the following after the Issue Date:

(a)          the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 50% of the aggregate outstanding voting or economic power of the Equity Interests of the Company;

(b)          the Company shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of the Issuer, free and clear of all Liens (other than Permitted Specified Liens);

(c)          the consummation of (A) any recapitalization, reclassification or change of the Company’s common stock (other than changes resulting from a subdivision or combination) as a result of which the Company’s common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s direct or indirect wholly owned subsidiaries; provided, however, that a transaction described in clause (A) or clause (B) in which the holders of the Company’s common stock immediately prior to such transaction own, directly or indirectly, more than 50% of the common stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Change of Control;

(d)          the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(e)          a “Change of Control” (or any comparable term or provision) under or with respect to the notes or any other Indebtedness of the Company, the Issuer or any of their respective Restricted Subsidiaries, in each case in an aggregate principal amount in excess of $50,000,000.

“Change of Control Offer” has the meaning specified in Section 4.11.

“Change of Control Payment” has the meaning specified in Section 4.11.

“Change of Control Payment Date” has the meaning specified in Section 4.11.

“Collateral” means all assets and properties subject to Liens purported to be granted pursuant to any Notes Collateral Document to secure the Obligations in respect of the Notes (including the Guarantees), the Notes Collateral Documents and this Indenture.

“Collateral Agreement” means the Pledge and Security Agreement (substantially in the form of Exhibit E hereto) to be dated as of the Issue Date, by and between the Issuer, the Guarantors and the Notes Collateral Agent, together with the documents related thereto (including the supplements thereto and any certificates delivered thereunder designating indebtedness and other obligations as “Notes Obligations” thereunder), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Documents” means, means, collectively, the Notes Collateral Documents, the Convertible Notes Collateral Documents, the Term Loan Collateral Documents and any collateral documents entered into with respect to Other First Priority Obligations or Other Second Priority Obligations.

“consolidated” means, unless otherwise specifically indicated, with respect to any Person, such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Consolidated Adjusted Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Restricted Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Restricted Subsidiary, (b) the net income of any Restricted Subsidiary (other than the Company and any Guarantor) of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, (c) the net income of any other Person arising prior to such other Person becoming a Restricted Subsidiary of such Person or merging or consolidating into such Person or its Restricted Subsidiaries, (d) deferred financing costs and (e) any non-cash impairment charges and asset (including intangible assets and goodwill) write-ups, write-downs and write-offs, in each case pursuant to GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period:

(a)          the Consolidated Net Income of such Person for such period,

plus

(b)          without duplication, the sum of the following amounts for such period to the extent (except in the case of clause (xi)) deducted in the calculation of Consolidated Net Income for such period:

(i)          any provision for United States federal income taxes or other taxes measured by net income,

(ii)          Consolidated Net Interest Expense (but excluding interest expense related to operating leases that are not Capitalized Lease Obligations),

(iii)          any depreciation and amortization expense (but excluding depreciation and amortization related to operating leases that are not Capitalized Lease Obligations),

(iv)          any aggregate net loss on the disposition of property (other than accounts and Inventory) outside the ordinary course of business,

(v)          any other non-cash expense, charge or loss for such period (other than any non-cash expense, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and Inventory),

(vi)          any restructuring and integration costs, any other extraordinary, non-recurring or unusual charges and expenses or deductions (collectively, “Extraordinary Expenses”); provided that, for any period of four consecutive fiscal quarters, the aggregate amount of cash Extraordinary Expenses that are added back pursuant to this clause (vi) in calculating Consolidated EBITDA (when taken together with add-backs pursuant to clause (xi) below for such period of four consecutive fiscal quarters) shall not exceed 20% of Consolidated EBITDA of such Person (which percentage shall be calculated prior to giving effect to any such add-backs and adjustments),

(vii)          deferred financing costs,

(viii)          management fee incentive expense incurred and paid using common Equity Interests,

(ix)          fees, costs and expenses in connection with the Transactions,

(x)          fees, costs and expenses relating to any contemplated or completed acquisitions or dispositions or to any contemplated or completed offering of securities or other Indebtedness, and

(xi)          (x) pro forma “run rate” cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 18 months after the Issue Date; and (y) pro forma “run rate” cost savings, operating expense reductions and synergies related to acquisitions, dispositions and other specified transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Issue Date), restructurings, cost savings initiatives and other initiatives that are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 18 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative (in the case of subclauses (x) and (y), without duplication of any actual benefits realized from such steps prior to or during the applicable test period); provided that (1) the Company shall have delivered to the Trustee a certificate of the chief financial officer of the Company, in form and substance reasonably satisfactory to the Trustee (acting at the written direction of the Holders of a majority in aggregate principal amount of the notes then outstanding), certifying that such cost savings meet the requirements set forth in subclause (x) or (y), as applicable, together with reasonably detailed evidence in support thereof, (2) cost savings, operating expense reductions and synergies will cease to be included in the determination of Consolidated EBITDA if the Company ceases to reasonably expect substantial steps with respect thereto to be taken within such 18-month period or if the benefits thereof are no longer expected by the Company to be achieved and (3) for any period of four fiscal quarters, the aggregate amount added back to Consolidated EBITDA for such period pursuant to this clause (xi) (when taken together with add-backs pursuant to clause (vi) above for such period of four consecutive fiscal quarters) shall not exceed 20% of Consolidated EBITDA for such period (which percentage shall be calculated prior to giving effect to any such add-backs and adjustments), minus

(c)	without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i)          any credit for United States federal income taxes or other taxes measured by net income,

(ii)          any gain from extraordinary items,

(iii)          any aggregate net gain from the disposition of property (other than accounts and Inventory) outside the ordinary course of business; and

(iv)          any other non-cash gain, including any reversal of a charge referred to in clause (b)(v) above by reason of a decrease in the value of any Equity Interest, but excluding any such non-cash gains (A) in respect of which cash was received in a prior period or will be received in a future period and (B) that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges.

Calculations of Consolidated EBITDA shall include such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Restricted Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Restricted Subsidiary, (b) the net income of any Restricted Subsidiary (other than the Company and any Guarantor) of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (c) the net income of any other Person arising prior to such other Person becoming a Restricted Subsidiary of such Person or merging or consolidating into such Person or its Restricted Subsidiaries.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) gross interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP, less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Obligations (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Obligations (to the extent not included in gross interest expense), (ii) the upfront costs or fees for such period associated with Hedging Obligations (to the extent not included in gross interest expense) and (iii) amortization of original issue discount resulting from the issuance of Indebtedness at less than par or debt discount associated with the notes, in each case, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Total Assets” means the total assets of the Company and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company.

“Controlling First Priority Secured Parties” means, with respect to any Collateral, the series of First Priority Secured Parties whose First Lien Collateral Agent is the Applicable First Lien Collateral Agent for such Collateral.

“Convertible Notes” means the Company’s 6.000% Senior Secured Convertible Notes due 2027.

“Convertible Notes Collateral Agent” means Alter Domus Products Corp. in its capacity as collateral agent for the holders of the Convertible Notes and the Convertible Notes Trustee, together with its successors and permitted assigns.

“Convertible Notes Collateral Agreement” means that certain Amended and Restated Pledge and Security Agreement dated as of February 9, 2021 among the Company, the Guarantors and the Convertible Notes Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Convertible Notes Collateral Documents” means the Convertible Notes Collateral Agreement, the intellectual property security agreements, the mortgages and each other agreement, instrument or other document entered into in favor of the Second Priority Representative, for purposes of securing the Second Priority Obligations (including any guarantees thereof), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Convertible Notes Indenture” means that certain indenture, dated as of November 17, 2020, governing the Convertible Notes, as supplemented by the First Supplemental Indenture, dated as of December 21, 2020, and the Second Supplemental Indenture, dated as of February 9, 2021, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Convertible Notes Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness (including interest, fees, expenses, indemnity claims and other monetary obligations accrued during the pendency of an insolvency proceeding, whether or not constituting an allowed claim in such proceeding); provided that Obligations with respect to the Convertible Notes will not include fees or indemnifications in favor of third parties other than the Convertible Notes Trustee and the Convertible Notes Collateral Agent.

“Convertible Notes Trustee” means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 11.02 hereof, or such other address as to which the Trustee may give notice to the Issuer.

“Covenant Defeasance” has the meaning specified in Section 8.03.

“Covenant Suspension Event” has the meaning specified in Section 4.18(a).

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities, including the Senior Secured Term Loan, or other financing arrangements (including, without limitation, commercial paper facilities with banks or other institutional lenders or investors or indentures and secured supply chain financing facilities) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that Refinance any part of the loans, notes or other securities, other credit facilities or commitments thereunder, including any such Refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.07) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(c) as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(b) hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the securities (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the securities and/or the creditworthiness of the Issuer (the “Performance References”).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for, in each case, cash or Cash Equivalents in compliance with Section 4.15.

“Discharge of First Priority Obligations” means payment in full in cash (except for contingent indemnities and cost and reimbursement obligations, in each case, to the extent no claim has been made) of (a) all Obligations in respect of all outstanding First Priority Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Term Loan Credit Agreement, the Indenture and any Other Frist Priority Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First Priority Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided, that if, at any time concurrently with or after the Discharge of First Priority Obligations has occurred, the Issuer incurs and designates any First Priority Obligations, then such Discharge of First Priority Obligations will  automatically be deemed not to have occurred for all purposes of the First Lien-Second Lien Intercreditor Agreement.

“Discharge of Notes Obligations” means, except to the extent otherwise provided in the First Lien-First Lien Intercreditor Agreement:

(1) payment in full in cash of the principal of and interest (including post-petition interest), on all Indebtedness incurred under the Indenture, the notes, the Guarantees and the Notes Collateral Documents; and

(2) payment in full in cash of all other Obligations under the Indenture, the notes, the Guarantees and the Notes Collateral Documents that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than contingent obligations).

“Discharge of Term Loan Obligations” means, with respect to any Collateral, the date on which the Term Loan Obligations are no longer secured by such Collateral in accordance with the terms of the Term Loan Documents with respect to such Collateral; provided that the Discharge of Term Loan Obligations will not be deemed to have occurred in connection with (x) a Refinancing of such Term Loan Obligations with additional First Priority Obligations secured by such Collateral or (y) the incurrence of future Term Loan Obligations, in each case, to the extent the applicable Other First Priority Agreement has been designated in writing by the Issuer to each other First Lien Collateral Agent and each other First Lien Authorized Representative as the “Credit Agreement” as defined in and for purposes of the First Lien-First Lien Intercreditor Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control, asset sale or casualty or condemnation event, pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable at the option of the holder thereof, other than as a result of a change of control, asset sale or casualty or condemnation event, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Equity Interest” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common equity or preferred stock of the Company or any direct or indirect parent company of the Company (excluding Disqualified Stock), other than:

(1)          public offerings with respect to the Company’s or any of its direct or indirect parent company’s common equity registered on Form S-8; and

(2)          issuances to any Subsidiary of the Company or any employee benefit plan of the Company.

“euro” means the single currency of participating member states of the Economic and Monetary Union.

“Event of Default” has the meaning specified in Section 6.01.

“Excess Proceeds” has the meaning specified in Section 4.15(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means any net cash proceeds and marketable securities (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Company) received by the Company from:

(1)          contributions to its common equity capital; or

(2)          the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Equity Interests (other than Disqualified Stock) of the Company, in each case designated as an Excluded Contribution pursuant to an Officer’s Certificate on or promptly after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, and which are excluded from the calculation set forth in Section 4.09(a)(3) and are not applied pursuant to Section 4.09(b) (2) or (4).

“Excluded Property” has the meaning specified in the Collateral Agreement.

“Existing Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in existence on the Issue Date, plus interest accruing (or the accretion of discount) thereon.

“Fair Market Value” means, with respect to any Investment, asset or property, the fair market value of such Investment, asset or property, determined in good faith by senior management or the Board of Directors of the Issuer, whose determination shall be conclusive for all purposes under this Indenture and the Notes.

“First Lien Authorized Representative” means (i) in the case of any Term Loan Obligations or the Term Loan Secured Parties, the administrative agent under the Senior Secured Term Loan, (ii) in the case of the Notes Obligations or the Notes Secured Parties, the Trustee and (iii) in the case of any series of Other First Priority Obligations or Other First Priority Secured Parties that become subject to the First Lien-First Lien Intercreditor Agreement after the Issue Date, the authorized representative named for such series in the applicable Joinder Agreement.

“First Lien Collateral Agent” means (i) in the case of the Term Loan Obligations, the Term Loan Collateral Agent, (ii) in the case of the Notes, the Notes Collateral Agent and (iii) in the case of any other series of Other First Priority Obligations, the Other First Priority Collateral Agent for such series.

“First Lien-First Lien Intercreditor Agreement” means the Intercreditor Agreement, to be dated as of the Issue Date, by and among Alter Domus Products Corp., in its capacity as administrative agent and collateral agent pursuant to the Term Loan Credit Agreement, the holders of any Other First Priority Obligations from time to time (or any agent or representative on their behalf), the Trustee, the Notes Collateral Agent, the Issuer and the Guarantors, as amended from time to time in accordance with its terms.

“First Lien Net Leverage Ratio” means, with respect to any Person for any period, the ratio of (a) Total Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis outstanding as of the end of such period (excluding any Indebtedness to the extent unsecured or secured on a junior basis to the First Priority Obligations), minus Unrestricted Cash of such Person and its Restricted Subsidiaries to (b) Consolidated EBITDA of such Person and its Restricted Subsidiaries for the period of four consecutive fiscal quarters then last ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.03.  Unless otherwise specified, references to the “First Lien Net Leverage Ratio” herein shall mean the First Lien Net Leverage Ratio of the Company and its Restricted Subsidiaries.

“First Lien-Second Lien Intercreditor Agreement” means the Intercreditor Agreement, to be dated as of the Issue Date, by and among Alter Domus Products Corp., in its capacity as administrative agent and collateral agent pursuant to the Term Loan Credit Agreement, the Convertible Notes Collateral Agent, any Other First Priority Collateral Agents from time to time, and other Second Priority Representative from time to time, the Trustee, the Notes Collateral Agent, the Issuer and the Guarantors, and any amendments, supplements, modifications or restatements thereof.

“First Priority Collateral Documents” means any agreement, instrument or document entered into in favor of any First Lien Collateral Agent for purposes of securing any series of First Priority Obligations.

“First Priority Documents” means the Indenture, the Collateral Agreement, the Term Loan Credit Agreement, the Term Loan Collateral Agreement, any Other First Priority Agreement, the First Priority Collateral Documents and all other agreements or instruments evidencing or creating any security interest or Lien in favor of any First Lien Collateral Agent, each guarantee by any Grantor of any or all of the First Priority Obligations, the First Lien-First Lien Intercreditor Agreement, the First Lien-Second Lien Intercreditor Agreement and any First Lien Pari Passu Intercreditor Agreement, as amended from time to time in accordance with their respective terms.

“First Priority Lien” means any Lien created by the First Priority Documents.

“First Priority Obligations” means, collectively, (i) the Term Loan Obligations, (ii) the Notes Obligations and (iii) each series of Other First Priority Obligations.

“First Priority Secured Parties” means (a) the Term Loan Secured Parties, (b) the Notes Secured Parties and (c) the Other First Priority Secured Parties with respect to each series of Other First Priority Obligations (including, for the avoidance of doubt, the initial Other First Priority Secured Parties).

“Fitch” means Fitch Ratings Ltd. and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any applicable date of determination, the ratio of (1) Consolidated EBITDA of such Person for the Applicable Measurement Period to (2) the Fixed Charges of such Person for such Applicable Measurement Period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock subsequent to the commencement of the Applicable Measurement Period but on or prior to the applicable date of determination, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Applicable Measurement Period; provided, however, that, for purposes of the calculation of the Fixed Charge Coverage Ratio, in connection with the incurrence of any Ratio Indebtedness, the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be incurred, as being incurred as of the applicable date of determination and any subsequent incurrence of Indebtedness under such commitment that was so treated shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness.

For purposes of calculating the Fixed Charge Coverage Ratio, Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (as determined in accordance with GAAP), and any operational changes, business alignment projects or initiatives, restructurings, reorganizations or similar actions that the Company has determined to make and/or have been made by the Company or any Restricted Subsidiary during the Applicable Measurement Period or subsequent to such Applicable Measurement Period and on or prior to or simultaneously with the applicable date of determination shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations and other operational changes, business realignment projects or initiatives, restructurings, reorganizations or similar action (and the change in any associated Fixed Charges and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Applicable Measurement Period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation, operational change, business realignment project or initiative, restructuring, reorganization or similar action that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Applicable Measurement Period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the Applicable Measurement Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company.  Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 18 months of the date the applicable event is consummated and which are expected to have a continuing impact and are factually supportable.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under any revolving credit facility computed on a pro forma basis shall be computed based upon (A) the average daily balance of such Indebtedness during the applicable period or (B) if such facility was created after the end of the applicable period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of determination; or, if lower, the maximum commitments under such revolving credit facility as of the applicable date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(1)          Consolidated Net Interest Expense of such Person for such period, and

(2)          all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary made during such period.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FSHCO” means any Restricted Subsidiary substantially all of whose assets consists of (a) Equity Interests or (b) Equity Interests and Indebtedness of one or more Foreign Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, provided, however, that the Issuer may with notice to the Trustee elect to eliminate the effect of any change occurring after the Issue Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn by notice to the Trustee. At any time after the Issue Date, the Issuer may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles as in effect on the date of such election in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts as of such date (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided further, any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give written notice of any such election made in accordance with this definition to the Trustee. Notwithstanding anything to the contrary in this Indenture, solely making the IFRS election (without any other action) referred to in this definition shall not be treated as an incurrence of Indebtedness. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to Accounting Standard Codifications), to value any Indebtedness of the Issuer or any of its Subsidiaries at “fair value”, as defined therein and (b) all obligations of any person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for any determinations under this Indenture other than Section 4.03 (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the Issuer’s financial statements.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, in the form of Exhibit A hereto issued in accordance with Article 2 hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States or any agency or instrumentality thereof, and the payment for which the United States pledges its full faith and credit, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Grantor” means the Issuer and the Guarantors.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes pursuant to Article 10.

“Guarantors” means the Company and the Subsidiary Guarantors.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means a registered holder of the Notes.

“incur” has the meaning specified in Section 4.07.

“incurrence” has the meaning specified in Section 4.07.

“Indebtedness” means, with respect to any Person:

(1)          any indebtedness (including principal and premium) of such Person, whether or not contingent,

(A)          in respect of borrowed money,

(B)          evidenced by bonds, notes, debentures or similar instruments or letters of credit (to the extent drawn on) or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(C)          representing the balance, deferred and unpaid, of the purchase price of any property or services, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until such obligation, after 60 days of becoming due and payable, has not been paid and is reflected as a liability on the balance sheet of such Person in accordance with GAAP,

(D)          representing Capitalized Lease Obligations, or

(E)          representing any Hedging Obligations,
if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(2)          to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)          to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any assets owned by such Person, whether or not such Indebtedness is assumed by such Person provided, however, that the amount of such Indebtedness shall be the lesser of: (a) the Fair Market Value of such assets at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that, notwithstanding the foregoing, Indebtedness shall not include:

(a)          deferred or prepaid revenue;

(b)          purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller,

(c)          any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;

(d)          obligations in respect of any residual value guarantees on equipment leases;

(e)          any take-or-pay or similar obligation to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP; and

(f)          asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care).

“Indenture” means this instrument as originally executed (including the appendices and exhibits) and as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Company, not an Affiliate of the Company and qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means $400,000,000 in aggregate principal amount of the Notes issued under this Indenture on the Issue Date.

“Initial Purchasers” means Citigroup Global Markets Inc. and Apollo Global Securities, LLC.

“Insolvency or Liquidation Proceeding” means

(1) any case or proceeding commenced by or against the Issuer or any other Grantor under any Bankruptcy Law, any other case or proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuer or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Issuer or any other Grantor or any similar case or proceeding relative to the Issuer or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuer or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable First Priority Documents); or

(3) any other case or proceeding of any type or nature in which substantially all claims of creditors of the Issuer or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” has the meaning specified therefor in the Collateral Agreement.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Company and its Subsidiaries in favor of the Notes Collateral Agent for the benefit of the Trustee, in form and substance reasonably satisfactory to the Notes Collateral Agent.

“Intercreditor Agreements” means the First Lien-First Lien Intercreditor Agreement and the First Lien-Second Lien Intercreditor Agreement and any other intercreditor agreement entered into by the Notes Collateral Agent from time to time in accordance with the terms of this Indenture, each as amended from time to time in accordance with its terms.

“interest” means, with respect to the Notes, interest on the Notes.

“Interest Payment Date” has the meaning set forth in paragraph 1 of the applicable Notes.

“inventory” means goods held for sale or lease by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)          securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)          debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

(3)          investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above, which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4)          corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.09,

(1)          “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A)          the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(B)          the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)          any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means October 15, 2021.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required or authorized by law to be open in the State of New York.

“Licenses” means, with respect to any Person (the “Specified Party”), (i) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person, and (ii) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party, together with any income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements thereof and the right to sue for past, present and future infringements thereof, in each case, including (A) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to a grantor pursuant to end-user licenses), and (B) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of the Trustee’s, the Notes Collateral Agent’s and the Holders’ rights under the Indenture and the Notes Collateral Documents.

“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (i) any acquisition or other similar investment, including by means of a merger, amalgamation, consolidation, Division or similar transaction, by the Company or one or more of its Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Company or its Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Major Non-Controlling Authorized Representative” means, with respect to any Collateral, the First Lien Authorized Representative of the series of First Priority Obligations (other than the Term Loan Obligations) that constitutes the largest outstanding principal amount of any then outstanding series of First Priority Obligations with respect to such Collateral.

“Material Real Property” means any fee interest in any real property (wherever located) with an appraisal or current value in a the good-faith estimate of the Issuer or a Guarantor in excess of $5,000,000 as of Issue Date or acquired thereafter.

“Material Subsidiary” means each Restricted Subsidiary, other than any Restricted Subsidiary that has been designated in writing by the Company to the Trustee as not qualifying as a Material Subsidiary; provided that if, at the end of or for the most recent period of four consecutive fiscal quarters, the combined consolidated total assets or combined consolidated revenues of all Restricted Subsidiaries that do not constitute Material Subsidiaries shall have exceeded 5% of the consolidated total assets of the Company and the Restricted Subsidiaries or 5% of the consolidated revenues of the Company and the Restricted Subsidiaries, then one or more of such excluded Restricted Subsidiaries shall for all purposes of the Indenture be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as applicable, until such excess shall have been eliminated.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Proceeds” means the aggregate cash proceeds and Fair Market Value of any Cash Equivalents received by the Issuer or a Restricted Subsidiary in respect of any Asset Sale (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received), net of (i) the direct costs relating to such Asset Sale, including legal, accounting, consultant and investment banking fees and discounts, brokerage and sales commissions, any relocation expenses and other fees, expenses and charges incurred as a result thereof, Taxes paid or payable as a result thereof (including in connection with any repatriation of funds and after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or Indebtedness of any Restricted Subsidiary that is not a Guarantor required (other than pursuant to Section 4.15 (b)) to be paid as a result of such transaction, (iii) any costs associated with unwinding any related Hedging Obligations in connection with such transaction, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Issuer or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Sale and (v) any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, as determined in good faith by the Issuer.

“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its securities of an applicable series plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any guarantor immediately prior to such date of determination.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling First Lien Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling First Lien Authorized Representative was the Major Non-Controlling First Lien Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Other First Priority Agreement under which such Non-Controlling First Lien Authorized Representative is the Authorized Representative) and (ii) each First Lien Collateral Agent’s and each other First Lien Authorized Representative’s receipt of written notice from such Non-Controlling First Lien Authorized Representative certifying that (x) such Non-Controlling First Lien Authorized Representative is the Major Non-Controlling First Lien Authorized Representative and that an Event of Default (under and as defined in the Other First Priority Agreement under which such Non-Controlling First Lien Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First Priority Obligations of the series with respect to which such Non-Controlling First Lien Authorized Representative is the First Lien Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Priority Agreement; provided that the Non-Controlling First Lien Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Collateral (1) at any time the Applicable First Lien Collateral Agent acting on the instructions of the Applicable First Lien Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to such Collateral or (2) at any time the Grantor that has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling First Lien Authorized Representative” means, at any time with respect to any Collateral, any First Lien Authorized Representative that is not the Applicable First Lien Authorized Representative at such time with respect to such Collateral.

“Non-Controlling First Priority Secured Parties” means, with respect to any Collateral, the First Priority Secured Parties which are not the Controlling First Priority Secured Parties with respect to such Collateral.

“Notes Collateral Agent” means U.S. Bank National Association, in its capacity as the Notes Collateral Agent under this Indenture and the Notes Collateral Documents, and any successor thereto in such capacity.

“Notes Collateral Documents” means the Collateral Agreement, the Intercreditor Agreements, the intellectual property security agreements, the mortgages and each other agreement, instrument or other document entered into in favor of the Notes Collateral Agent or any other holders of Obligations in respect of the Notes, including the Guarantees (and the successors and assigns of each of the Notes and the Guarantees), for purposes of securing the Obligations in respect of the Notes (including the Guarantees) and this Indenture, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Notes Obligations” means the Indebtedness incurred and Obligations outstanding under this Indenture, the Notes, the Guarantees and the Collateral Agreement.

“Notes Secured Parties” means the holders of any Notes Obligations and the Trustee and the Notes Collateral Agent.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum dated October 5, 2021 relating to the Initial Notes.

“Officer” means, with respect to the Issuer or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of the Issuer.

“Officer’s Certificate” means, with respect to the Issuer or any other obligor upon the Notes, a certificate signed by one Officer of such Person and delivered to the Trustee.

“Opinion of Counsel” means a written opinion reasonably acceptable to the Trustee from legal counsel (which may be subject to customary assumptions, exclusions, limitations and exceptions). The counsel may be an employee of or counsel to the Issuer or other counsel.

“Option Awards Agreement” means the Nonqualified Stock Option Agreement, dated as of August 5, 2019, between Fortress Operating Entity I LP and the Company, as in effect as of the Issue Date.

“Other First Priority Agreement” means any credit agreement (other than the Term Loan Credit Agreement), indenture (other than the Indenture) or other agreement, document or instrument pursuant to which any Grantor has or will incur Other First Priority Obligations (provided that, in each case, the obligations thereunder have been designated as Other First Priority Obligations pursuant to and in accordance with the terms of the First Lien-First Lien Intercreditor Agreement).

“Other First Priority Collateral Agent” means, with respect to any series of Other First Priority Obligations, the collateral agent for such series.

“Other First Priority Obligations” means (a) the due and punctual payment by any Grantor of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable as a claim in such proceeding) on indebtedness under any Other First Priority Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of such Grantor to any secured party under any Other First Priority Agreement, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable as a claim in such proceeding), (b) the due and punctual performance of all other obligations of such Grantor under or pursuant to any Other First Priority Agreement (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable as a claim in such proceeding), and (c) the due and punctual payment and performance of all the obligations of each other Grantor under or pursuant to any Other First Priority Agreement (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable as a claim in such proceeding).

“Other First Priority Representative” means, with respect to any series of Other First Priority Obligations or any separate facility within such series, the Person elected, designated or appointed as the administrative agent, trustee or other representative of such series or facility by or on behalf of the holders of such series or facility, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other First Priority Secured Parties” means the holders of any Other First Priority Obligations and any First Lien Authorized Representative and First Lien Collateral Agent with respect thereto.

“Other Second Priority Agreement” means any credit agreement, indenture or other agreement, document or instrument (in each case, other than the Convertible Notes Indenture), pursuant to which any Grantor has or will incur Other Second Priority Obligations.

“Other Second Priority Obligations” means any indebtedness or Obligations (other than the Convertible Notes Obligations) of the Grantors that are to be equally and ratably secured with the Convertible Notes Obligations and are designated by the Issuer as Other Second Priority Obligations in accordance with the terms of the First Lien-Second Lien Intercreditor Agreement.

“Other Second Priority Representative” means, with respect to any series of Other Second Priority Obligations or any separate facility within such series, the Person elected, designated or appointed as the administrative agent, trustee or other representative of such series or facility by or on behalf of the holders of such series or facility, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other Second-Priority Secured Parties” means the “Secured Parties” as defined in any Other Second-Priority Agreement and any other Persons holding Other Second Priority Obligations, including the Other Second Priority Representatives.

“Outstanding”, when used with respect to Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(1)          Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(2)          Notes, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Paying Agent (other than the Issuer) or set aside and segregated in trust by the Issuer (if the Issuer shall act as their own Paying Agent) for the Holders of such Notes in accordance with any applicable provisions of this Indenture; provided that, if such Notes are to be redeemed, written notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Paying Agent has been made;

(3)          Notes, except to the extent provided in Sections 8.02 and 8.03, with respect to which the Issuer has effected Legal Defeasance or Covenant Defeasance as provided in Article 8; and

(4)          Notes which have been paid pursuant to Section 2.07 or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee an Officer’s Certificate that such Notes are held by a Protected Purchaser in whose hands the Notes are valid obligations of the Issuer; provided that, in determining whether the Holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, consent, notice or waiver hereunder, Notes owned by the Issuer or any other obligor upon the Notes or any Affiliate of the Issuer or any such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Trust Officer of the Trustee has received written notice at its address specified herein of being so owned shall be so disregarded.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Investments” means:

(1)          any Investment in the Company or any Restricted Subsidiary;

(2)          any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3)          any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment

(A)          such Person becomes a Restricted Subsidiary or

(B)          such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, divided from in a Division or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

provided, that for any Investment made under this clause (3), the Total Net Leverage Ratio, recomputed on a pro forma basis as of the last day of the most recently ended fiscal quarter, is equal to or less than 3.00 to 1.00 after giving effect to such Permitted Investment;

(4)          any Investment in securities or other property or assets received in connection with an Asset Sale made pursuant to Section 4.15, or any other disposition of assets not constituting an Asset Sale;

(5)          any Investment existing on the Issue Date and any modification, replacement, renewal, reinvestment or extension thereof (including any capitalization of intercompany loans to equity);

(6)          any Investment acquired by the Company or any Restricted Subsidiary:

(A)          (i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) in settlement of delinquent accounts and disputes with customers and suppliers in the ordinary course of business, or

(B)          as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)          Hedging Obligations permitted under Section 4.07(b)(10);

(8)          purchase price adjustments, earn-outs, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any acquisition or Investment permitted under this Indenture;

(9)          Investments the payment for which consists of Equity Interests of the Issuer (exclusive of Disqualified Stock); provided that such Equity Interests shall not increase the amount available for Restricted Payments under clause (3) of Section 4.09(a);

(10)          (i) guarantees of Indebtedness permitted under Section 4.07, (ii) guarantees of leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business and (iii) guarantees of third-party lease obligations arising in connection with dispositions of assets;

(11)          any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 4.17(b) (except transactions described in Section 4.17(b)(2), (4), and (9));

(12)          Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or other similar assets in the ordinary course of business, or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13)          additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $100 million and (y) 20% of Consolidated EBITDA for the most recently ended Test Period at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14)          [reserved];

(15)          loans or advances to, or guarantees of Indebtedness of, directors, officers, consultants or employees in the aggregate not to exceed at any one time outstanding the greater of (x) $12.5 million and (y) 2.5% of Consolidated EBITDA for the most recently ended Test Period at the time of such advance or guarantee;

(16)          loans and advances to officers, directors, managers and employees for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company;

(17)          advances, loans, extensions of trade credit, secured deposits or prepaid expenses in the ordinary course of business by the Company or any of the Restricted Subsidiaries;

(18)          intercompany current liabilities owed by Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries;

(19)          Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(20)          Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with the Company or any Restricted Subsidiary so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(21)          Investments resulting from pledges or deposits described in clause (2) of the definition of the term “Permitted Liens”;

(22)          Investments that result solely from the receipt by the Company or any Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities;

(23)          Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(24)          non-cash Investments in connection with tax planning and reorganization activities;

(25)          Investments made in the form of loans or advances made to distributors in the ordinary course of business; and

(26)          to the extent they constitute Investments, guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of the Company and any Restricted Subsidiary.

“Permitted Liens” means, with respect to any Person:

(1)          Liens:

(a) on Collateral securing Indebtedness incurred pursuant to Section 4.07(b)(1) (and any related guarantee incurred pursuant to Section 4.07(b)(17)) (including, in each case, Liens securing Hedging Obligations and banking services or cash management and credit card obligations and related guarantees thereof to the extent the terms of such Indebtedness and other obligations incurred pursuant to Section 4.07(b)(1) permit such Hedging Obligations and banking services or cash management and credit card obligations to be so secured); provided, however, that such Indebtedness constitutes First Priority Obligations or Second Priority Obligations and the holders of such Indebtedness, or their duly appointed agent, are or shall become party to the First Lien-Second Lien Intercreditor Agreement or the First Lien-First Lien Intercreditor Agreement, as applicable;

(b) on Collateral securing Indebtedness incurred pursuant to Section 4.07(b)(2) (and any related Guarantee);

(c) on property securing Indebtedness incurred pursuant to Section 4.07(b)(4); provided, however, that such Lien may not extend to any assets other than the assets acquired, leased, constructed, installed, repaired, replaced or improved with the Indebtedness incurred pursuant to such Section 4.07(b)(4) or the proceeds thereof and, in each case, not constituting Collateral;

(d) on property securing Indebtedness incurred by any Foreign Subsidiary; provided, however, that such Lien may not extend to any assets other than the assets of Foreign Subsidiaries;

(e) on property (including Collateral) securing Indebtedness incurred pursuant to Section 4.07(b)(12) (and any related guarantee incurred pursuant to Section 4.07(b)(17)); provided, however, that in the case of Liens on Collateral, holders of such Indebtedness, or their duly appointed agent, are or shall become party to the First Lien-Second Lien Intercreditor Agreement and, if applicable, the First Lien-First Lien Intercreditor Agreement; and

(f) on property securing Indebtedness incurred pursuant to clauses (10), (15), (16) and (18) of Section 4.07(b);

(2)          pledges, deposits or security by such Person (i) under workmen’s compensation laws, unemployment insurance, employers’ health Tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested Taxes or import duties or for the payment of rent, performance and return-of-money bonds and other similar obligations (including those to secure health, safety and environmental obligations) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of such Person in the ordinary course of business supporting obligations of such type, in each case incurred in the ordinary course of business;

(3)          Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, contractors’, landlords’, architects’ and other similar Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)          Liens for Taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property Taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax, assessment, charge, levy or claim is to such property;

(5)          Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)          survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)          Liens existing on the Issue Date (other than Liens securing or to secure obligations in respect of the Notes, the Convertible Notes or the Senior Secured Term Loan);

(8)          Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Guarantor (other than after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property and (c) the proceeds and products thereof);

(9)          Liens on property at the time the Company or a Restricted Subsidiary acquired, constructed, repaired or improved the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided further that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(10)          Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary that is a Guarantor permitted to be incurred in accordance with Section 4.07;

(11)          Liens securing Hedging Obligations and Cash Management Services incurred in compliance with Section 4.07;

(12)          Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)          leases, subleases, licenses or sublicenses (including of intellectual property and other similar grants of intellectual property) to or from third parties granted in the ordinary course of business;

(14)          Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(15)          Liens in favor of the Company or any Guarantor;

(16)          Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(17)          [reserved];

(18)          Liens to secure any Refinancing of any Indebtedness secured by any Lien referred to in clause (1)(a), (1)(b), (7), (8), (9), (10), (11), (18) and (21) of this definition of “Permitted Liens”; provided that

(X)          such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property and after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property and (c) the proceeds and products thereof),

(Y)          the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, Reserved Indebtedness Amount of the Indebtedness described under clauses (1)(a), (1)(b), (7), (8), (9), (10), (11), (18) and (21) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such Refinancing; and

(Z)          such new Lien shall have no greater priority relative to the Notes and the Guarantees and the holders of the Indebtedness secured by such Lien shall have no greater intercreditor rights relative to the Notes and the Guarantees and the holders thereof than the original Liens and the related Indebtedness;

(19)          deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20)          [reserved];

(21)          Liens not otherwise permitted by this definition to the extent that neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate Fair Market Value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $10.0 million at any time outstanding;

(22)          Liens arising out of judgments, decrees, orders or awards in respect of which the Issuer or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(23)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24)          Liens (i) of a collection bank arising under Section 4- 208 of the Uniform Commercial Code as in effect in New York, or Section 4-210 of the Uniform Commercial Code as in effect in another jurisdiction other than New York or any comparable or successor provision on items in the course of collection, (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking or other financial institutions or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(25)          Liens deemed to exist in connection with repurchase agreements permitted under Section 4.07; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26)          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27)          Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(28)          Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(29)          the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(30)          restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(31)          security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(32)          zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(33)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(34)          any Lien granted pursuant to a security agreement between the Company or any Restricted Subsidiary and a licensee of their intellectual property to secure the damages, if any, of such licensee resulting from the rejection by the Company or such Restricted Subsidiary of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Issuer or such Restricted Subsidiary; provided that such Liens do not cover any assets other than the intellectual property subject to such license;

(35)          Liens on the Equity Interests and Indebtedness of Persons that are (i) joint ventures or (ii) not Restricted Subsidiaries; provided that the Obligations secured by such Lien are non-recourse to the Company and the Restricted Subsidiaries;

(36)          in the case of (A) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary or (B) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(37)          Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(38)          Sale and Lease-Back Transactions (i) to the extent the proceeds thereof are used by the Company and the Restricted Subsidiaries to permanently repay outstanding Indebtedness of the Company or the Restricted Subsidiaries, (ii) with a term of not more than three years or (iii) incurred pursuant to Section 4.07(b)(4);

(39)          Liens on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof or the jurisdiction of organization of such Restricted Subsidiary, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof or the jurisdiction of organization of such Restricted Subsidiary, to secure partial, progress, advance or other payments pursuant to any contract or statute;

(40)          banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness;

(41)          in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under this Indenture, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(42)          Liens on cash or Cash Equivalents securing (i) letters of credit and other credit support obligations in the ordinary course of business and (ii) letters of credit of the Issuer or any Guarantor that are cash collateralized on the Issue Date in an amount of cash or Cash Equivalents with a fair market value of up to 105% of the face amount of such letters of credit being secured;

(43)          any Liens arising by operation of law;

(44)          [reserved.];

(45)          Liens on the Collateral in favor of any Collateral Agent for the benefit of the Holders relating to such Collateral Agent’s administrative expenses with respect to the Collateral;

(46)          deposits made or other security provided in the ordinary course of business to secure liability to insurance brokers, carriers, underwriters or under self-insurance arrangements in respect of such obligations;

(47)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto or on funds received from insurance companies on account of third party claims handlers and managers;

(48)          Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar lien provision of any other environmental statute; and

(49)          the title and interest of a lessor or sublessor, or of a licensor or a sublicensor, in and to personal property leased or subleased (other than through a Capitalized Lease Obligation), or licensed or sublicensed, in each case extending only to such personal property.

“Permitted Rights Agreement” means that certain Section 382 Rights Agreement, dated April 6, 2020 (as the same may be amended, restated, supplemented or otherwise modified in a manner that is not adverse to the interests of the Holders), entered into by the Issuer and American Stock Transfer & Trust Company LLC, as Rights Agent.  The Permitted Rights Agreement is a “stockholder rights plan” for purposes of this Indenture.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Protected Purchaser” has the definition provided in Section 8-303 of the Uniform Commercial Code.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agencies” means (a) so long as one or both of Moody’s and S&P shall make a rating on the Notes publicly available, Moody’s, S&P and Fitch (or, if Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency selected by the Issuer which shall be substituted for Fitch) or (b) if neither Moody’s nor S&P (or none of Moody’s, S&P and Fitch) shall make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for any of Moody’s, S&P and Fitch or all of them, as the case may be.

“Refinance” means, in respect of any Indebtedness, Disqualified Stock or preferred stock, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness, Disqualified Stock or preferred stock in exchange or replacement for, such Indebtedness, Disqualified Stock or preferred stock, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or preferred stock incurred or issued by the Company or a Restricted Subsidiary that serves to Refinance within 120 days following the date of the incurrence or issuance thereof any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under this Indenture or any Indebtedness, Disqualified Stock or preferred stock issued to so Refinance such Indebtedness, Disqualified Stock or preferred stock prior to its maturity, provided that:

(1)          such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being Refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock or preferred stock being Refinanced that were due on or after the date that is one year following the maturity date of the Notes then outstanding were instead due on such date; provided that this subclause (1) shall not apply to any refunding or refinancing of any Secured Indebtedness incurred and outstanding under Section 4.07(b)(1);

(2)          to the extent such Refinancing Indebtedness Refinances (i) Indebtedness subordinated to the Notes or any Guarantee, such Refinancing Indebtedness is subordinated to the Notes or such Guarantee at least to the same extent as the Indebtedness being Refinanced or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively;

(3)          such Refinancing Indebtedness shall not include (i) Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of the Issuer that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor or (ii) Indebtedness, Disqualified Stock or preferred stock of a Restricted Subsidiary that Refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary; and

(4)          the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, Disqualified Stock or preferred stock being Refinanced except by an amount no greater than accrued and unpaid interest with respect to such Indebtedness, Disqualified Stock or preferred stock and any reasonable fees, premium and expenses relating to such Refinancing.

“Registration Rights Agreements” means the Registration Rights Agreement, dated and effective as of the February 9, 2021, between the Company and FIG LLC, as in effect on the Issue Date.

“Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the Note.

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000 million that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section

25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Restricted Certificated Note” means a Certificated Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued pursuant to Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means each Subsidiary of the Company other than an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary in accordance with this Indenture, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means S&P Ratings Services, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Screened Affiliate” means any affiliate of a holder (i) that makes investment decisions independently from such holder and any other affiliate of such holder that is not a Screened

Affiliate, (ii) that has in place customary information screens between it and such holder and any other affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other affiliate of such holder that is acting in concert with such holder in connection with its investment in the securities, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other affiliate of such holder that is acting in concert with such holder in connection with its investment in the securities.

“SEC” means the United States Securities and Exchange Commission.

“Second Priority Collateral Agent” means Alter Domus Products Corp., in its capacity as collateral agent for the Second Priority Secured Parties, together with its successors and permitted assigns under the Second Priority Documents exercising substantially the same rights and powers (or if there is more than one Second Priority Document, such agent or trustee as is designated “Second Priority Collateral Agent” by the Second Priority Secured Parties holding a majority in principal amount of the Second Priority Obligations then outstanding).

“Second Priority Collateral Documents” means (a) the Convertible Notes Collateral Documents and (b) any documents now existing or entered into after the Issue Date that create Liens on any assets or properties of any Grantor to secure any series of Other Second Priority Obligations with respect to such series of Other Second Priority Obligations.

“Second Priority Documents” means the Convertible Notes Indenture, the Convertible Notes Collateral Documents, any Other Second Priority Agreement, the Second Priority Collateral Documents and all other agreements or instruments evidencing or creating any security interest or Lien in favor of the Second Priority Representative for the Convertible Notes, the Convertible Notes, each guarantee by any grantor in respect thereof of any or all of the Second Priority Obligations and the First Lien-Second Lien Intercreditor Agreement, as amended from time to time in accordance with its respective terms.

“Second Priority Lien” means any Lien created by the Second Priority Documents.

“Second Priority Obligations” means (a) the Convertible Notes Obligations and (b) the Other Second Priority Obligations.

“Second Priority Representatives” means (a) in the case of the Convertible Notes Obligations, U.S. Bank National Association, in its capacity as trustee under the Convertible Note Indenture, and its permitted successors and assigns in such capacity. and (b) in the case of any series of Other Second Priority Obligations or a separate facility within such series, the Other Second Priority Representative with respect thereto. The term “Second-Priority Representatives” will include the Second Priority Collateral Agent as the context requires.

“Second Priority Secured Parties” means (a) the “Secured Parties” as defined in the Convertible Notes Collateral Agreement and (b) the Other Second-Priority Secured Parties, including the Second-Priority Representatives.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Net Leverage Ratio” means, with respect to any Person for any period, the ratio of (a) Total Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis outstanding as of the end of such period (excluding any Indebtedness to the extent unsecured), minus Unrestricted Cash of such Person and its Restricted Subsidiaries to (b) Consolidated EBITDA of such Person and its Restricted Subsidiaries for the period of four consecutive fiscal quarters then last ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.03.  Unless otherwise specified, references to the “Secured Net Leverage Ratio” herein shall mean the Secured Net Leverage Ratio of the Company and its Restricted Subsidiaries.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Indebtedness” means with respect to any Person:

(1)          Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(2)          all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above in the case of both clauses (1) and (2), to the extent permitted to be incurred under the terms of this Indenture, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinated in right of payment to the Notes or the Guarantee of such Person, as the case may be;
provided that Senior Indebtedness shall not include:

(1)          any obligation of such Person to the Issuer or any Subsidiary of the Issuer other than loans of proceeds from Indebtedness constituting Senior Indebtedness securing Senior Indebtedness;

(2)          any liability for Federal, state, local or other Taxes owed or owing by such Person;

(3)          any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4)          any Capital Stock;

(5)          Subordinated Indebtedness; or

(6)          that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Senior Secured Term Loan” means the term loan provided under the Term Loan Credit Agreement, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof (including the New Senior Secured Term Loan) and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

“Similar Business” means any business conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Specified Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having repricings or maturities of not more than one year from the date of acquisition; (b) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any United States commercial bank having capital and surplus in excess of $500.0 million; (c) repurchase obligations with a term of not more than 14 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above; and (d) money market funds that invest solely in Specified Cash Equivalents of the kinds described in clauses (a) through (c) above.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means:

(1)          with respect to the Issuer, any Indebtedness of the Issuer that is by its terms subordinated in right of payment to the Notes, and

(2)          with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor under this Indenture.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Equity Interests or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.  References to a Subsidiary shall mean a Subsidiary of the Issuer unless the context expressly provides otherwise.

“Subsidiary Guarantor” means each Restricted Subsidiary that Guarantees the Notes under this Indenture.

“Successor Issuer” has the meaning specified in Section 5.01.

“Suspended Covenants” has the meaning specified in Section 4.18.

“Suspension Date” has the meaning specified in Section 4.18.

“Suspension Period” has the meaning specified in Section 4.18.

“Tax” means any tax, duty, levy, impost, assessment, fee or other governmental charge, in each case in the nature of a tax (including penalties, interest and any additions thereto, and, for the avoidance of doubt, including any withholding or reduction for or on account thereof).

“Term Loan Collateral Agent” means (i) Citibank, N.A. or (ii) if the Issuer refinances the 5-Year Term Loan on the Issue Date, Alter Domus Products Corp., in its capacity as the administrative agent, collateral agent, security trustee or similar role under the Term Loan Credit Agreement and the Term Loan Collateral Documents, together with its successors.

“Term Loan Collateral Agreement” means (i) that certain Pledge and Security Agreement, dated as of February 9, 2021, by and among the Issuer, the guarantors party thereto and Citibank, N.A., as collateral agent, or (ii) if the Issuer refinances the 5-Year Term Loan on the Issue Date, that certain Collateral Agreement to be entered into among the Issuer, the Guarantors and the Term Loan Collateral Agent, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof.

“Term Loan Collateral Documents” means the Term Loan Collateral Agreement, the intellectual property security agreements, the mortgages and each other agreement, instrument or other document entered into in favor of the Term Loan Collateral Agent or any other holders of Term Loan Obligations, for purposes of securing the Term Loan Obligations (including any guarantees thereof), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Term Loan Credit Agreement” means (i) the 5-Year Term Loan or (ii) if the Issuer refinances the 5-Year Term Loan on the Issue Date, that Credit Agreement, dated as of the Issue Date, by and among the Issuer, the guarantors party thereto, the lenders party thereto from time to time in their capacities as lenders thereunder, Alter Domus Products Corp., as administrative agent and collateral agent, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof.  The term “New Senior Secured Term Loan” refers to the term loan to be provided under the Credit Agreement specified in clause (ii) of the foregoing sentence.

“Term Loan Documents” means the credit, guaranty and security documents governing the Term Loan Obligations, including, without limitation, the Term Loan Credit Agreement, and the Term Loan Collateral Documents, hedging agreements related to secured hedging obligations and documentation entered into by any Grantor relating to secured bank product obligations, as each may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time in accordance with the provisions of the First Lien-First Lien Intercreditor Agreement.

“Term Loan Obligations” means all Obligations of the Issuer and other obligors under the Term Loan Credit Agreement or any of the other Term Loan Documents, and all other obligations to pay principal, premium, if any, and interest (including any interest, fees and expenses accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Term Loan Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the Term Loan Documents, according to the respective terms thereof.

“Term Loan Secured Parties” means the holders of any Term Loan Obligations, the Term Loan Collateral Agent and the administrative agent under the Senior Secured Term Loan.

“Test Period” means at date of determination, the period of four consecutive fiscal quarters of the Company then last ended as of such time for which financial statements are internally available.

“Total Indebtedness” means, with respect to any Person, all Indebtedness of such Person and its Restricted Subsidiaries for borrowed money.

“Total Net Leverage Ratio” means, with respect to any Person for any period, the ratio of (a) Total Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis outstanding as of the end of such period, minus Unrestricted Cash of such Person and its Restricted Subsidiaries to (b) Consolidated EBITDA of such Person and its Restricted Subsidiaries for the period of four consecutive fiscal quarters then last ended for which financial statements have been (or were required to be) delivered as described under “Certain Covenants—Reports and Other Information”.  Unless otherwise specified, references to the “Total Net Leverage Ratio” herein shall mean the Total Net Leverage Ratio of the Issuer and its Restricted Subsidiaries.

“Treasury Rate” means, as of any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two business days prior to the date of the applicable redemption notice (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2023; provided that if the period from the redemption date to November 1, 2023 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of the United States Treasury securities for which such yield are given, except that if the period from the redemption date to November 1, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Transactions” means the offering of the Initial Notes, the refinancing of the 5-Year Term Loan with the New Senior Secured Term Loan and the transactions described in the Offering Memorandum under the caption “Use of Proceeds” thereof.

“Trust Officer” means any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means U.S. Bank National Association until a successor or assignee replaces it and, thereafter, means the successor or assignee.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the terms “Uniform Commercial Code” and “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Unrestricted Cash” means, with respect to any Person as at any date of determination, all cash and Cash Equivalents of such Person and its Restricted Subsidiaries other than cash and Cash Equivalents that would be designated as restricted on the consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP.

“Unrestricted Certificated Note” means one or more Certificated Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)          any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below) and

(2)          any Subsidiary of an Unrestricted Subsidiary.

The Company may at any time designate any of its Restricted Subsidiaries as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would immediately result from such designation and (ii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is designated as a Restricted Subsidiary under the Term Loan Credit Agreement. The Company may not designate a Restricted Subsidiary as an Unrestricted Subsidiary if, at the time of such designation (and, thereafter, any Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary automatically if) such Restricted Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or holds any Lien on any property of, the Company, the Issuer or any other Subsidiary (other than (x) any Subsidiary of such Restricted Subsidiary and (y) any Unrestricted Subsidiary). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary, and the making of an investment by such Subsidiary in any investments of such Subsidiary, in each case existing at such time.

Any such designation by the Company will be notified by the Issuer to the Trustee and the Notes Collateral Agent by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

(1)          the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(2)          the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02.          Other Definitions.

Term	Defined in Section
Authenticating Agent	Preamble
Authentication Order	2.02(d)

Company	Preamble
DTC	2.03(b)
Eligible Collateral Agent	13.05(e)
Fixed Amounts	4.07(f)
Incurrence-Based Amounts	4.07(f)
Indenture	Preamble
Initial Lien	4.10
Issuer	Preamble
LCT Election	1.05(a)
LCT Test Date	1.05(a)
Legal Defeasance	8.02
Notes	Recitals
Note Register	2.03(a)
Paying Agent	2.03(a)
Ratio Indebtedness	4.07(a)
Redemption Date	2.08(d)
Registrar	2.03(a)
Reserved Indebtedness Amount	4.07(c)(4)

SECTION 1.03.          U.S. Dollar Equivalents.

Except as otherwise set forth in Section 4.07(e), whenever it is necessary to determine whether the Issuer has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount shall be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

SECTION 1.04.          Rules of Construction.

(a)          Unless the context otherwise requires:

(i)          a term has the meaning assigned to it;

(ii)          an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(iii)          “or” is not exclusive;

(iv)          words in the singular include the plural, and in the plural include the singular;

(v)          all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(vi)          the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(vii)          “including” means “including without limitation”;

(viii)          provisions apply to successive events and transactions; and

(ix)          references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time thereunder.

(b)          Unless otherwise expressly specified, references in this Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Indenture and not to any other document.

SECTION 1.05.          Limited Condition Transactions.

(a)          Notwithstanding anything in this Indenture to the contrary, when calculating any applicable financial ratio or test or determining other compliance with this Indenture or the Notes (including the determination of compliance with any provision of this Indenture or the Notes which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio or test and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”) and if, after such financial ratios and tests and other provisions are measured on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the relevant test period being used to calculate such financial ratio ending prior to the LCT Test Date, the Issuer could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with; provided that, at the option of the Company, the relevant ratios and baskets may be recalculated at the time of consummation of such Limited Condition Transaction. For the avoidance of doubt, (x) if any of such financial ratios or tests are exceeded as a result of fluctuations in such ratio or test (including due to fluctuations in Consolidated EBITDA of the Company) at or prior to the consummation of the relevant Limited Condition Transaction, such financial ratios and tests and other provisions shall not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted under this Indenture and the Notes and (y) such financial ratios and tests and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions.

(b)          For the avoidance of doubt, if the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any financial ratio or test or basket availability with respect to any other transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such subsequent transaction is permitted under this Indenture or the Notes, any such ratio, test or basket shall be required to comply with any such ratio, test or basket on a pro forma basis assuming such Limited Condition Transaction and any other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

ARTICLE II
THE NOTES

SECTION 2.01.          Form and Dating.

(a)          General. The Authenticating Agent shall initially authenticate the Notes for original issue on the Issue Date in an aggregate principal amount of $400,000,000, upon a written order of the Issuer (other than as provided in Section 2.07 hereof). The Notes and the Authenticating Agent’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication and shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid or duly provided for. The Notes shall be issued initially in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.

(b)          Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in certificated form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges, repurchases and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Registrar or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)          Regulation S Global Note and 144A Global Note. Notes offered and sold in reliance on (i) Regulation S shall be issued initially in the form of the Regulation S Global Note and (ii) Rule 144A shall be issued initially in the form of the 144A Global Note; each such Global Note shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary, duly executed by the Issuer and authenticated by the Authenticating Agent as hereinafter provided.

The aggregate principal amount of a Regulation S Global Note or 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

SECTION 2.02.          Execution and Authentication.

(a)          One Officer shall sign the Notes for the Issuer by manual or facsimile signature.

(b)          If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(c)          A Note shall not be valid until authenticated by the manual signature of the Trustee or the Authenticating Agent. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d)          The Trustee or the Authenticating Agent shall, upon a written order of the Issuer signed by one Officer (an “Authentication Order”), authenticate Notes.

(e)          The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer or any of their respective Subsidiaries. The Trustee hereby appoints U.S. Bank National Association as Authenticating Agent and U.S. Bank National Association hereby accepts such appointment.

SECTION 2.03.          Registrar and Paying Agent.

(a)          The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

(b)          The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(c)          The Issuer initially appoints U.S. Bank National Association to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and U.S. Bank National Association hereby initially agrees so to act. The Registrar and Paying Agent have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Issuer and the other Guarantors and their and our affiliates in the ordinary course of their respective businesses.

SECTION 2.04.          Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee or U.S. Bank National Association, in its capacity as Paying Agent (which by its execution of this Indenture hereby agrees) to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee.

Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05.          Holder Lists.

The Trustee shall preserve, or shall cause the Registrar to preserve, in as current a form as is reasonably practicable, the most recent list available to it of the names and addresses of all Holders. If the Paying Agent is not the same entity as the Registrar, the Issuer shall furnish or cause the Registrar to furnish, to the Paying Agent, at least seven Business Days before each Interest Payment Date and at such other times as the Paying Agent may request in writing, a list in such form and as of such date or such shorter time as the Registrar may allow, as the Paying Agent may reasonably require of the names and addresses of the Holders.

SECTION 2.06.          Transfer and Exchange.

(a)          Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Certificated Note of the same series unless (A) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuer within 120 days or (B) upon the request of a Holder if there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in (A) above, Certificated Notes delivered in exchange for any Global Note of the same series or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note of the same series or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Certificated Notes issued subsequent to any of the preceding events in (A) or (B) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)          Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)          Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided that prior to the expiration of the applicable Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A; provided that such interest is then transferred to the 144A Global Note. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)          All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant or Indirect Participant account to be credited with such increase or (B)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Certificated Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Certificated Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Certificated Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Global Note prior to the expiration of the applicable Restricted Period therefor. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Registrar shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)          Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(1)          if the transferee shall take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(2)          if the transferee shall take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)          Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(1)          if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)          if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Authenticating Agent shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)          Transfer or Exchange of Beneficial Interests for Certificated Notes.

(i)          Beneficial Interests in Restricted Global Notes to Restricted Certificated Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Certificated Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Certificated Note, then, upon the occurrence of any of the events in subsection (A) or (B) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(1)          if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Certificated Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(2)          if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(3)          if such beneficial interest is being transferred to a Person that is not a U.S. Person (as defined in Rule 902 of Regulation S) in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S, a certificate substantially in the form of Exhibit B  hereto, including the certifications in item (2) thereof;

(4)          if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(5)          if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof.

Upon satisfaction of the conditions of this Section 2.06(c)(i), the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Authenticating Agent shall authenticate and mail to the Person designated in the instructions a Certificated Note in the applicable principal amount. Any Certificated Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Registrar shall mail such Certificated Notes to the Persons in whose names such Notes are so registered. Any Certificated Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)          Beneficial Interests in Regulation S Global Note to Certificated Notes. Notwithstanding Sections 2.06(c)(i)(1) and (3) hereof, a beneficial interest in the Regulation S Global Note may not be exchanged for a Certificated Note or transferred to a Person who takes delivery thereof in the form of a Certificated Note prior to the expiration of the applicable Restricted Period therefor, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904 of Regulation S.

(iii)          Beneficial Interests in Restricted Global Notes to Unrestricted Certificated Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Certificated Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Certificated Note only upon the occurrence of any of the events in subsection (A) of Section 2.06(a) hereof and if the Registrar receives the following:

(1)          if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Certificated Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)          if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Certificated Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)          Beneficial Interests in Unrestricted Global Notes to Unrestricted Certificated Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Certificated Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Certificated Note, then, upon the occurrence of any of the events in subsection (A) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Authenticating Agent shall authenticate and mail to the Person designated in the instructions a Certificated Note in the applicable principal amount. Any Certificated Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Registrar shall mail such Certificated Notes to the Persons in whose names such Notes are so registered. Any Certificated Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)          Transfer and Exchange of Certificated Notes for Beneficial Interests.

(i)          Restricted Certificated Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Certificated Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Certificated Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(1)          if the Holder of such Restricted Certificated Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(2)          if such Restricted Certificated Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(3)          if such Restricted Certificated Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(4)          if such Restricted Certificated Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(5)          if such Restricted Certificated Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof.

Upon satisfaction of the conditions of this Section 2.06(d)(i) the Registrar shall cancel the Restricted Certificated Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (1), (4), or (5) above, the applicable Restricted Global Note, in the case of clause (2) above, the applicable 144A Global Note, and in the case of clause (3) above, the applicable Regulation S Global Note.

(ii)          Restricted Certificated Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Certificated Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Certificated Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1)          if the Holder of such Certificated Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)          if the Holder of such Certificated Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(d)(ii), the Registrar shall cancel the Restricted Certificated Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)          Unrestricted Certificated Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Certificated Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Certificated Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Registrar shall cancel the applicable Unrestricted Certificated Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Certificated Note to a beneficial interest is effected pursuant to subparagraph (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Authenticating Agent shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Certificated Notes so transferred.

(e)          Transfer and Exchange of Certificated Notes for Certificated Notes. Upon request by a Holder of Certificated Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Certificated Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Certificated Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)          Restricted Certificated Notes to Restricted Certificated Notes. Any Restricted Certificated Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Certificated Note if the Registrar receives the following:

(1)          if the transfer shall be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(2)          if the transfer shall be made pursuant to Rule 903 or Rule 904 of Regulation S then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(3)          if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii)          Restricted Certificated Notes to Unrestricted Certificated Notes. Any Restricted Certificated Note may be exchanged by the Holder thereof for an Unrestricted Certificated Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Certificated Note if the Registrar receives the following:

(1)          if the Holder of such Restricted Certificated Notes proposes to exchange such Notes for an Unrestricted Certificated Note, a certificate from such Holder substantially in the form of

Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)          if the Holder of such Restricted Certificated Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Certificated Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)          Unrestricted Certificated Notes to Unrestricted Certificated Notes. A Holder of Unrestricted Certificated Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Certificated Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Certificated Notes pursuant to the instructions from the Holder thereof.

(f)          [Reserved.]

(g)          Legends. The following legends shall appear on the face of all Global Notes and Certificated Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)          Private Placement Legend.

(1)          Except as permitted by subparagraph (2) below, each Global Note and each Certificated Note (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form (the “Private Placement Legend”):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE

904 OF REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER OR ANY SUBSIDIARY THEREOF SO REQUEST), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

(2)          Notwithstanding the foregoing, any Global Note or Certificated Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c) (iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend. In addition, the Issuer may remove the Private Placement Legend from any Note if it determines that such legend is no longer required to comply with the securities laws of the United States.

(ii)          Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary) (the “Global Note Legend”):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE REGISTRAR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO

THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)          Regulation S Global Note Legend. The Regulation S Global Note shall bear a legend in substantially the following form (the “Regulation S Global Note Legend”):

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

(h)          Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Registrar in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Depositary at the direction of the Registrar to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Depositary at the direction of the Registrar to reflect such increase.

(i)          Obligations with Respect to Transfers and Exchanges of Notes.

(i)          To permit registrations of transfers and exchanges, the Issuer shall execute and the Authenticating Agent shall authenticate Certificated Notes and Global Notes at the Registrar’s request.

(ii)          No service charge shall be made to Holders of a beneficial interest in a Global Note or to a Holder of a Certificated Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, fees assessments, or similar governmental charge payable in connection fees payable in connection with such transfer or exchange of Notes.

(iii)          The Registrar shall not be required to register the transfer of or exchange of (a) any Note selected for redemption in whole or in part pursuant to Article 3, except the unredeemed portion of any Note being redeemed in part, or (b) any Note for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem Notes or 15 days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing date or Interest Payment Date, as the case may be.

(iv)          Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v)          All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(j)          No Obligation of the Trustee, Registrar and Paying Agent.

(i)          The Trustee, Registrar and Paying Agent shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note in global form shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee, Registrar and Paying Agent may rely and shall be fully protected in conclusively relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)          The Trustee, Registrar and Paying Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including without limitation any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.07.          Replacement Notes.

If any mutilated Note is surrendered to the Registrar or the Issuer and the Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Authenticating Agent, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Registrar’s requirements are met. If required by the Registrar or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Registrar and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

In case any such mutilated, destroyed, lost or stolen Note had become or is about to become due and payable, the Issuer, in its discretion, may, instead of issuing a new Note, pay such Note, upon satisfaction of the conditions set forth in the preceding paragraph.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies of any Holder with respect to the replacement or payment of mutilated, destroyed, lost or stolen Note.

SECTION 2.08.          Outstanding Notes.

(a)          The Notes outstanding at any time are all the Notes authenticated by the Authenticating Agent except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Registrar in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 2.09 hereof.

(b)          If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Registrar receives proof satisfactory to it that the replaced Note is held by a “protected purchaser” as defined in the UCC.

(c)          If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d)          If the Paying Agent (other than the Issuer or a Subsidiary thereof) segregates and holds in trust, in accordance with this Indenture, on a date of redemption (a “Redemption Date”) or maturity date, money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09.          Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, amendment, supplement, waiver or consent, Notes owned by the Company or a Subsidiary of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, amendment, supplement, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

SECTION 2.10.          Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Authenticating Agent, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Authenticating Agent shall authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11.          Cancellation.

The Issuer at any time may deliver Notes to the Registrar for cancellation. The Trustee and Paying Agent shall forward to the Registrar any Notes surrendered to them for registration of transfer, exchange or payment. The Registrar, upon written direction by the Issuer and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Issuer from time to time upon written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Registrar for cancellation.

SECTION 2.12.          Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall notify the Trustee and Paying Agent in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee and Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of any such special record date. At least 15 days before any such special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed, first-class postage prepaid, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13.          CUSIP or ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee and Registrar, as applicable, shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee and Registrar of any change in the “CUSIP” or “ISIN” numbers.

SECTION 2.14.          Additional Notes.

Subject to compliance with Sections 4.07 and 4.10, the Issuer shall be entitled to issue Additional Notes under this Indenture in an unlimited aggregate principal amount, each of which shall have identical terms as the Initial Notes, respectively, other than with respect to the date of issuance and issue price and first payment of interest (and, if such Additional Notes shall be issued in the form of Restricted Global Notes or Restricted Certificated Notes, other than with respect to transfer restrictions with respect thereto). The Initial Notes and any Additional Notes shall be treated as a single class, in each case for all purposes under this Indenture, including without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that Additional Notes shall be issued under a separate CUSIP and ISIN unless the Additional Notes are issued pursuant to a “qualified reopening” of the Initial Notes, are otherwise treated as part of the same “issue” of debt instruments as the Initial Notes or are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes. Holders of Additional Notes actually issued shall share equally and ratably in the Collateral with the Holders of the Notes issued on the Issue Date. Unless the context requires otherwise, references to “Notes” for all purposes of this Indenture include any Additional Notes that are actually issued.

With respect to any Additional Notes, the Issuer shall set forth in a resolution of its Board of Directors and an Officer’s Certificate, a copy of each which shall be delivered to the Trustee and the Agent, the following information:

(a)          the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(b)          the issue price, the issue date and the CUSIP and/or ISIN number(s) (if then generally in use) of such Additional Notes.

ARTICLE III
ARTICLE VIREDEMPTION AND PREPAYMENT

SECTION 3.01.          Notices to Trustee.

If the Issuer elects to redeem any Notes pursuant to the optional redemption provisions of Section 3.07, it shall furnish to the Trustee and the applicable Agent an Officer’s Certificate (with no requirement for delivery of an Opinion of Counsel) setting forth (i) the Redemption Date, (ii) the principal amount of the Notes to be redeemed, and (iii) the redemption price. The Issuer shall furnish such Officer’s Certificate to the Trustee and the applicable Agent at least three (3) days prior to the delivery of a notice of redemption pursuant to Section 3.03 (unless a shorter notice shall be reasonably satisfactory to the Trustee). Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall, therefore, be void and of no effect.

SECTION 3.02.          Selection of Notes to Be Redeemed.

If less than all of any series of the Notes are to be redeemed at any time, the Paying Agent or Registrar shall select the Notes for redemption, on a pro rata basis to the extent practicable or such other method that the Trustee deems fair and appropriate and is in accordance with the procedures of the Depositary, if applicable, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part and only Notes in integral multiples of $1,000 shall be redeemed. The Trustee, the Paying Agent and the Registrar shall not be liable for selections made under this Section 3.02.

The Trustee or the Registrar shall promptly notify the Issuer of, in the case of any Notes selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in minimum amounts of $2,000 and integral multiples of $1,000 in excess thereof, except that if all the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000 (in excess of $2,000) shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 3.03.          Notice of Redemption.

At least 10 days but not more than 60 days before a Redemption Date, the Issuer shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed (with a copy to the Trustee) at its registered address or otherwise in accordance with the procedures of the Depositary except that a notice of redemption may be mailed or sent more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

The notice shall identify the Notes to be redeemed (including the CUSIP or ISIN number) and shall state:

(a)          the Redemption Date;

(b)          the redemption price;

(c)          any condition to such redemption;

(d)          if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(e)          the name and address of the Paying Agent;

(f)          that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(g)          that, unless the Issuer defaults in making such redemption payment and subject to satisfaction of any conditions specified therein, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(h)          the Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(i)          that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Registrar shall give the notice of redemption in the Issuer’s name and at its expense, provided, however, that the Issuer gives the Registrar at least three Business Days’ (or such shorter period reasonably agreed to by the Registrar) prior notice of such request and provision of the notice information.

Any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, which shall be set forth in the related notice of redemption, including, but not limited to, completion of an Equity Offering, other offering or financing or other transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (provided, however, that any redemption date shall not be more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

If any such condition precedent has not been satisfied, the Issuer shall provide written notice to the Trustee prior to the close of business one Business Day prior to the Redemption Date. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the Notes shall be rescinded or delayed as provided in such notice. Upon receipt, the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

The Issuer and its Affiliates may acquire the Notes by means other than a redemption pursuant to this Article III, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

SECTION 3.04.          Effect of Notice Upon Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price stated in the notice except that any redemption and notice thereof may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent in accordance with Section 3.03. Subject to the foregoing, upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the related Interest Payment Date). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.05.          Deposit of Redemption Price.

On or before 10:00 a.m. Eastern Time on any Redemption Date, the Issuer shall deposit with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions of Notes) to be redeemed on that date. Upon written instructions of the Issuer, the Paying Agent shall promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption, whether or not such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06.          Notes Redeemed in Part.

In the case of Certificated Notes, any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at an office or agency of the Issuer maintained for such purpose pursuant to Section 4.02 (with, if the Issuer or the Trustee so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuer shall execute, and the Authenticating Agent shall authenticate and deliver to the Holder of such Note at the expense of the Issuer, a new Note or Notes, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

SECTION 3.07.          Optional Redemption.

(a)          At any time prior to November 1, 2023, the Issuer may redeem all or a portion of the Notes, upon notice as set forth in Section 3.03, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

(b)          On and after November 1, 2023, the Issuer may redeem the Notes, in whole or in part, upon notice as set forth in Section 3.03, at the redemption prices (expressed as percentages of principal amount of Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on May 15 of each of the years indicated below:

Year	Percentage
2023	103.000%
2024	101.500%
2025 and thereafter	100.000%

(c)          Until November 1, 2023, the Issuer may, at its option, upon notice as set forth in Section 3.03, on one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 106.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided that at least 60% of the sum of the aggregate principal amount of Notes originally issued under this Indenture (including any Additional Notes issued under this Indenture after the Issue Date) remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d)          During any twelve-month period commencing on or after the Issue Date and ending prior to November 1, 2023, the Issuer may redeem, in each such twelve-month period, up to 10% of the aggregate principal amount of the notes (including Additional Notes) issued under this Indenture at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

SECTION 3.08.          [Reserved.]

SECTION 3.09.          [Reserved.]

SECTION 3.10.          Mandatory Redemption.

Except as set forth in Section 4.11 hereof, the Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE IV
COVENANTS

SECTION 4.01.          Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due and the Paying Agent is not prohibited from paying such money to the Holders on that date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 4.02.          Maintenance of Office or Agency.

(a)          The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints U.S. Bank National Association as its agent to receive all such presentations, surrenders, notices and demands.

(b)          The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)          The Issuer hereby designates the address of U.S. Bank National Association set forth in Exhibits B and C as one such office or agency of the Issuer in accordance with Section 4.02(a).

SECTION 4.03.          Reports.

(a)          The Company shall file with the SEC or post on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access shall be given to the Trustee and Holders, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) within the time periods applicable to non-accelerated filers or would be so required to file if the Company were so subject (giving effect to any applicable extensions or grace periods, including as provided by Rule 12b-15 under the Exchange Act); provided that the Trustee shall have no responsibility whatsoever to determine whether such filing has occurred. Notwithstanding the foregoing, this covenant does not require any such reports to include information required under Rule 3-09, 3-10 or 3-16 of Regulation S-X (or any equivalent or successor provisions), Items 2.02 or 2.03 or Sections 3, 5 (except Item 5.01 and 5.02(b) and (c)) or 9 of Form 8-K (or any equivalent or successor provisions) or separate financial statements of Guarantors or the filing or provision of proxy statements or exhibits.

(b)          Notwithstanding the foregoing, in the event that any direct or indirect parent company of the Company becomes a Guarantor, the Company may satisfy its obligations pursuant to this Section 4.03 by furnishing or filing the financial information specified in paragraph (a) of this Section 4.03 relating to such direct or indirect parent company.

(c)          Notwithstanding anything herein to the contrary, the Company shall not be deemed to have failed to comply with any of its obligations hereunder for purposes of Section 6.01(4) until 90 days after the date any report hereunder is due.

(d)          Delivery of such statements, reports, notices and other information and documents to the Trustee pursuant to any of the provisions of this Section 4.03 is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

SECTION 4.04.          Compliance Certificate.

(a)          The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2021), an Officer’s Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether each of the Company and its Restricted Subsidiaries has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to the Officer signing such certificate, that to the best of his or her knowledge each of the Company and its Subsidiaries, during such preceding fiscal year, has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action each of the Company and its Restricted Subsidiaries is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action each of the Company and its Restricted Subsidiaries is taking or proposes to take with respect thereto. For the purposes of this paragraph, such compliance shall be determined without regard to any grace period or requirement of notice provided under this Indenture.

(b)          The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee as soon as possible, and in any event with thirty Business days of any Officer becoming aware of any Default or Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action each of the Company and its Subsidiaries is taking or proposes to take with respect thereto.

SECTION 4.05.          [Reserved.]

SECTION 4.06.          [Reserved.]

SECTION 4.07.          Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of preferred stock or Disqualified Stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue shares of preferred stock or Disqualified Stock (any Indebtedness or Disqualified Stock incurred pursuant to this paragraph, “Ratio Indebtedness”) if, after giving effect thereto, the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries would be at least 2.00 to 1.00.

(b)          The foregoing limitations shall not apply to:

(1)          Indebtedness incurred pursuant to Credit Facilities by the Company or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the sum of (x) the then-outstanding aggregate principal amount of all Indebtedness incurred pursuant to this clause (1) (taken together with the principal amount of any outstanding Refinancing Indebtedness incurred pursuant to clause (13) below with respect to Indebtedness incurred pursuant to this clause (1)) and (y) the then-outstanding aggregate principal amount of all Indebtedness incurred pursuant to clause (2(a)) below (taken together with the principal amount of any outstanding Refinancing Indebtedness incurred pursuant to clause (13) below with respect to Indebtedness incurred pursuant to such clause (2)(a)) does not exceed at any one time the sum of (A) $1,158 million and (B) additional amounts if, immediately after giving effect to the incurrence of such additional amount (but without giving effect to any amount incurred simultaneously under the immediately preceding clause (A)) and the application of the proceeds therefrom, (1) in the case of any Credit Facilities that will be secured by the Collateral on a pari passu basis (but without regard to control of remedies) with the Notes Obligations, the First Lien Net Leverage Ratio, recomputed on a pro forma basis as of the last day of the most recently ended fiscal quarter giving effect to the incurrence of such Credit Facilities, is equal to or less than 2.00 to 1.00, (2) in the case of any Credit Facilities that will be secured by the Collateral on a junior basis to the Notes Obligations, the Secured Net Leverage Ratio, recomputed on a pro forma basis as of the last day of the most recently ended fiscal quarter giving effect to the incurrence of such Credit Facilities, is equal to or less than 3.00 to 1.00 or (3) in the case of any Credit Facilities that will be unsecured, the Total Net Leverage Ratio, recomputed on a pro forma basis as of the last day of the most recently ended fiscal quarter giving effect to the incurrence of such Credit Facilities, is equal to or less than 3.50 to 1.00;

(2)          Indebtedness represented by (a) the Notes (including any Guarantee thereof, but excluding Indebtedness represented by Additional Notes, if any, or guarantees thereof) and (b) the Convertible Notes (including any Guarantee thereof) outstanding on the Issue Date;

(3)          Existing Indebtedness (other than Indebtedness incurred pursuant to clauses (1) and (2) of this paragraph);

(4)          Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Issuer or any Restricted Subsidiary, to finance the purchase, lease, construction, installation, repair, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, including through the direct purchase of assets or the Capital Stock of any Person owning such assets, and outstanding Refinancing Indebtedness incurred to Refinance any Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4), in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (4), does not exceed the greater of (x) $12.5 million and (y) 2.5% of Consolidated EBITDA for the most recently ended Test Period at the time of incurrence;

(5)          (A) Indebtedness incurred by the Company or any Restricted Subsidiary with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business or consistent with past practices, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement or indemnification obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other reimbursement-type obligations regarding workers’ compensation claims;

(B)          (x) Indebtedness in respect of obligations of the Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (y)

Indebtedness in respect of intercompany obligations of the Company or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(C)          Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issue Date, including that (x) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (y) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(D)          to the extent constituting Indebtedness, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of the Issuer and any Restricted Subsidiary; or

(E)          Indebtedness in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms.

(6)          Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(7)          Indebtedness (i) of the Company to a Restricted Subsidiary or (ii) of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that if such Indebtedness is incurred by the Company or any other Guarantor owing to a Restricted Subsidiary that is not the Company or another Guarantor, such Indebtedness is subordinated in right of payment to the Notes or the relevant Guarantee; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary to which such indebtedness is owed ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(8)          Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding the greater of (x) $25.0 million and (y) 5.0% of Consolidated EBITDA for the most recently ended Test Period at the time of incurrence;

(9)          shares of preferred stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock

(except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause;

(10)          Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk;

(11)          Obligations in respect of self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(12)          Indebtedness, Disqualified Stock or preferred stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (12), does not at any one time outstanding exceed $25.0 million;

(13)          Refinancing Indebtedness in respect of Indebtedness, Disqualified Stock or preferred stock incurred as Ratio Indebtedness or pursuant to clauses (1), (2), (3), (13) or (14) of this Section 4.07(b);

(14)          Indebtedness, Disqualified Stock or preferred stock of (x) the Company or a Guarantor incurred or issued to finance an acquisition (in aggregate principal amount not to exceed the purchase price of such acquisition) or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary a Restricted Subsidiary); provided that after giving effect to such acquisition, merger or consolidation, either:

(I)          the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.07(a); or

(II)          the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger or consolidation;

(15)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(16)          Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(17)          (I)          any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as, in the case of a guarantee by a

Restricted Subsidiary that is not a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee, or

(II)          any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with Section 4.13;

(18)          Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(19)          Indebtedness of the Company or any of its Restricted Subsidiaries incurred in respect of credit cards, credit card processing services, debit cards, stored value cards or purchase cards (including so-called “procurement cards” or “P-cards”) or undertaken in connection with Cash Management Services and related activities for the Issuer, any of its Subsidiaries or any joint venture to which they are a party in the ordinary course of business;

(20)          Indebtedness issued by the Company or any of its Restricted Subsidiaries to future, current or former officers, directors, managers, consultants and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in Section 4.09(b)(4);

(21)          Indebtedness of the Company or any of its Restricted Subsidiaries representing deferred compensation to officers, directors, managers, consultants and employees thereof incurred in the ordinary course of business;

(22)          Indebtedness relating to of Permitted Liens incurred pursuant to clause (35) of the definition thereof; and

(23)          customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business.

(c)          For purposes of determining compliance with this Section 4.07,

(1)                    in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (1) through (23) of Section 4.07(b) or is entitled to be incurred as Ratio Indebtedness pursuant to Section 4.07(a), the Company, in its sole discretion, may divide, classify or later reclassify (based on circumstances existing on the date of such reclassification) such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses of Section 4.07(a) or Section 4.07(b); provided that all Indebtedness outstanding under the Senior Secured Term Loan on the Issue Date shall be deemed to have been incurred pursuant to Section 4.07(b)(1) and may not be reclassified; provided further that the Company shall not be permitted to reclassify all or any portion of any Secured Indebtedness unless the Lien is also permitted to be incurred, and is incurred, with respect to such Secured Indebtedness as so reclassified;

(2)                    at the time of incurrence, the Company shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 4.07(a) and 4.07(b) above;

(3)                    if obligations in respect of letters of credit are incurred pursuant to a credit agreement and are being treated as incurred pursuant to Section 4.07(b)(1) and the letters of credit relate to other Indebtedness, then the corresponding amount of such other Indebtedness shall not be included; and

(4)                    in the event that the Company or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, the Fixed Charge Coverage Ratio, Total Net Leverage Ratio, First Lien Net Leverage Ratio or Secured Net Leverage Ratio, as applicable, for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Company’s option as elected on the date the Company or a Restricted Subsidiary, as the case may be, enters into or increases such commitments, either (i) be determined on the date such revolving credit facility or such increase in commitments first becomes effective (assuming that the full amount thereof has been borrowed as of such date), and, if such Fixed Charge Coverage Ratio, Total Net Leverage Ratio, First Lien Net Leverage Ratio or Secured Net Leverage Ratio, as applicable, test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this Section 4.07 irrespective of the Fixed Charge Coverage Ratio, Total Net Leverage Ratio, First Lien Net Leverage Ratio or Secured Net Leverage Ratio, as applicable, at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this clause (i) shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Fixed Charge Coverage Ratio, Total Net Leverage Ratio, First Lien Net Leverage Ratio or Secured Net Leverage Ratio, as applicable) or (ii) be determined on the date such amount is actually borrowed pursuant to any such facility or increased commitment.

(d)          Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 4.07. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (1), (2), (3), (8) and (12) of Section 4.07(b) above shall be permitted to include additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, accrued and unpaid interest, fees and expenses in connection with such refinancing. In the case of any Indebtedness, Disqualified Stock or preferred stock incurred to refinance Indebtedness, Disqualified Stock or preferred stock initially incurred in reliance on the proviso in Section 4.07(a) or clauses (1), (4), (8) or (12) of Section 4.07(b), measured by reference to a percentage of Consolidated EBITDA, at the time of incurrence, where such refinancing would cause such percentage of Consolidated EBITDA restriction to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or preferred stock does not exceed the principal amount of such Indebtedness being refinanced, plus any additional amounts permitted pursuant to the immediately preceding sentence in connection with such refinancing.

(e)          For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness or Liens or the making of any Restricted Payment or Permitted Investments, the U.S. dollar equivalent principal amount of the relevant Indebtedness, Restricted Payment or Investment denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness or Lien was incurred, in the case of term debt, or first committed, in the case of revolving credit debt or such Restricted Payment or Investment was made; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in another currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being Refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing.

(f)          The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

(g)          With respect to any Indebtedness, Liens, Restricted Payments or Permitted Investments incurred or made in reliance on a provision that does not require compliance with a financial ratio or test (including, without limitation, any tests based the Fixed Charge Coverage Ratio, the Total Net Leverage Ratio, the First Lien Net Leverage Ratio or the Secured Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any Indebtedness, Liens, or Restricted Payments or Investments incurred or made in reliance on a provision under this Indenture that requires compliance with a financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the incurrence of the Incurrence-Based Amounts.

SECTION 4.08.          Limitation on Incurrence of Layered Indebtedness.

The Company shall not, and shall not permit the Issuer or any other Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any other Senior Indebtedness of the Company, the Issuer or of such other Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated in right of payment to the Notes or the Guarantee of such Guarantor, to the same extent and in the same manner as such Indebtedness is subordinated in right of payment to such other Senior Indebtedness of the Company, the Issuer or of such other Guarantor, as the case may be.

For purposes of the foregoing, this Indenture will not treat (1) unsecured Indebtedness as subordinated in right of payment to any other Indebtedness merely because it is unsecured, (2) Senior Indebtedness as subordinated in right of payment to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or (3) Indebtedness as subordinated in right of payment to any other Indebtedness merely because the holders of such Indebtedness have entered into intercreditor agreements (including the First Lien-Second Lien Intercreditor Agreement and First Lien-First Lien Intercreditor Agreement) or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

SECTION 4.09.          Limitation on Restricted Payments.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(1)                    declare or pay any dividend or make any payment or distribution on account of the Company’s or any Restricted Subsidiary’s Equity Interests other than:

(A)          dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company, or

(B)          dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)                    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent company of the Company, including in connection with any merger or consolidation, in each case held by a Person other than the Company or a Restricted Subsidiary;

(3)                    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Company or any Restricted Subsidiary, other than:

(A)          Indebtedness permitted to be incurred pursuant to clauses (7) and (8) of Section 4.07(b); or

(B)          the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4)                    make any Restricted Investment.

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A)          no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B)          immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to Section 4.07(a); and

(C)          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (B) thereof only) and (6) of Section 4.09(b), but excluding all other Restricted Payments permitted by Section 4.09(b)), is less than the sum of (without duplication):

(i)          50% of the Consolidated Adjusted Net Income of the Company for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Adjusted Net Income for such period is a deficit, minus 100% of such deficit; plus

(ii)          100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company, including in connection with any merger or consolidation, since immediately after the Issue Date from the issue or sale of Equity Interests of the Company and, to the extent such net cash proceeds are actually contributed to the Company, Equity Interests of any direct or indirect parent company of the Company, but in each case excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of Equity Interests to any employee, director, manager or consultant of the Issuer, any direct or indirect parent company of the Company and the Company’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.09(b)(4); provided that this clause (ii) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests (or Indebtedness that has been converted or exchanged for Equity Interests) of the Company sold to a Restricted Subsidiary, the Company or any employee plan of the Company or any Restricted Subsidiary, as the case may be, (c) Disqualified Stock (or Indebtedness that has been converted or exchanged into Disqualified Stock) or (d) Excluded Contributions; plus

(iii)          the amount by which Indebtedness of the Company or the Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company or the Restricted Subsidiaries (other than Indebtedness held by the Company or a Subsidiary of the Company) convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv)          the aggregate amount equal to the net reduction in Investments resulting from (x) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company and the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Company or the Restricted Subsidiaries, in each case, after the Issue Date, not to exceed in any such case the aggregate amount of Restricted Investments made by the Company or any Restricted Subsidiary after the Issue Date or (y) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, or the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date; plus

(v)          $50.0 million;

provided, however, that the calculation pursuant to the immediately preceding clauses (i) through (iv) shall not include any amounts attributable to, or arising in connection with, the Transactions.

(b)          The foregoing provisions shall not prohibit:

(1)                    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Indenture;

(2)                    (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any Restricted Subsidiary, or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of a sale (other than to a Restricted Subsidiary) made within 120 days of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and

(B)          if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted pursuant to clause (6) of this Section 4.09(b), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)                    the prepayment, exchange, redemption, defeasance, repurchase or other acquisition or retirement for value of Subordinated Indebtedness of the Company or a Restricted Subsidiary made in exchange for, or out of the proceeds of a sale made within 120 days of, new Indebtedness of the Company or a Restricted Subsidiary that is incurred in compliance with Section 4.07 so long as:

(A)          the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so prepaid, exchanged, redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness,

(B)          such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so prepaid, exchanged, redeemed, defeased, repurchased, acquired or retired for value,

(C)          such new Indebtedness has a final scheduled maturity date, or mandatory redemption date, as applicable, equal to or later than the final scheduled maturity date, or mandatory redemption date, of the Subordinated Indebtedness being so prepaid, exchanged, redeemed, defeased, repurchased, exchanged, acquired or retired, and

(D)          such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired;

(4)                    a Restricted Payment to pay for the repurchase, retirement, cancellation or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company, any Subsidiary of the Company or any direct or indirect parent company of the Company held by any future, present or former employee, director, manager, officer or consultant of the Company, any of its Subsidiaries or any direct or indirect parent company of the Company pursuant to any equity plan or stock option plan or any other benefit plan or agreement, any stock based compensation plan or any stock subscription or shareholder agreement (including any principal and interest payable on any notes issued by the Company or any direct or indirect parent company of the Company in connection with such repurchase, retirement or other acquisition); provided, that the aggregate Restricted Payments made pursuant to this clause (4) do not exceed in any calendar year the greater of (x) $15.0 million and (y) 4.0 % of Consolidated EBITDA for the most recently ended Test Period (with unused amounts being carried over to the succeeding fiscal years); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A)          the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Company, in each case to any future, present or former employees, directors, managers or consultants of the Company, any of its Subsidiaries or any direct or indirect parent company of the Company that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (C) of Section 4.09(a); plus

(B)          the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Issue Date, less

(C)          the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this Section 4.09(b)(4);

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) of this Section 4.09(b)(4) in any calendar year;

and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of the Company (or any permitted transferee thereof), any direct or indirect parent company of the Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company or any direct or indirect parent company of the Company shall not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(5)                    the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with Section 4.07 to the extent such dividends are included in the definition of Fixed Charges;

(6)                    the declaration and payment of dividends on Refunding Capital Stock that is preferred stock in excess of the dividends declarable and payable thereon pursuant to Section 4.09(b)(2); provided that, for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)                    Investments in Unrestricted Subsidiaries and joint ventures having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding (the amount at the time outstanding calculated without giving effect to the sale of an Unrestricted Subsidiary or joint venture to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities), not to exceed the greater of (x) $25.0 million and (y) 5.0% of Consolidated EBITDA for the most recently ended Test Period at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)                    payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar Taxes payable upon exercise of Equity Interests by any future, present or former employee, director, manager or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9)                    Restricted Payments made by Detroit Newspaper Partnership, L.P., a Michigan limited partnership, to Detroit News, Inc., a Michigan corporation and a wholly owned subsidiary of Media News Group, Inc. (“Detroit News”), as required pursuant to the Amended and Restated Joint Operating Agreement dated as of August 3, 2005 (as amended as of February 6, 2009), by and between Detroit Free Press, Incorporated, a Michigan corporation, and Detroit News, as such agreement is in effect as of the Issue Date, and in an amount not to exceed $2.0 million in any fiscal year;

(10)                    other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed the greater of (x) $50.0 million and (y) 10.0% of the Consolidated EBITDA for the most recently ended Test Period;

(11)                    (x) repurchases of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to acquire Capital Stock or other convertible or exchangeable securities if such Capital Stock represents all or portion of the exercise price thereof or withholding Taxes payable with respect thereto, (y) cash payments in connection with any conversion or exchange of convertible indebtedness in amount equal to the sum of (i) the principal amount of such convertible indebtedness and (ii) the proceeds of any payments received by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related bond hedge transaction or (z) payments in connection with a permitted bond hedge transaction (i) by delivery of shares of the Company’s Equity Interests upon net share settlement thereof or (ii) by (A) set-off against the related bond hedge transaction and (B) payment of an early termination amount thereof in common Equity Interests of the Company upon any early termination thereof;

(12)                    the repurchase, redemption or other acquisition for value of Equity Interests of the Company deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Company, or upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities, in each case, permitted under this Indenture;

(13)                    the distribution, by dividend or otherwise, of shares of Capital Stock or other securities of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash or Cash Equivalents);

(14)                    payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Article 5 hereof;

(15)                    Restricted Payments that are made with Excluded Contributions; and

(16)                    (x) Restricted Payments not to exceed $25.0 million per fiscal quarter so long as immediately after giving effect to the making thereof, the First Lien Net Leverage Ratio of the Company and its Restricted Subsidiaries is equal to or less than 2.00 to 1.00, (y) Restricted Payments not to exceed $50.0 million per quarter so long as immediately after giving effect to the making thereof, the First Lien Net Leverage Ratio of the Company and the Restricted Subsidiaries is equal to or less than 1.50 to 1.00, and (z) any Restricted Payment so long as immediately after giving effect to the making thereof, the First Lien Net Leverage Ratio of the Company and the Restricted Subsidiaries is equal to or less than 1.00 to 1.00;

provided that at the time of, and after giving effect to, any Restricted Payment permitted pursuant to clauses (6), (7) (10) and (13) of this Section 4.09(b), no Default shall have occurred and be continuing.

(c)          If any Restricted Payment or Investment (or a portion thereof) would be permitted pursuant to one or more provisions of Section 4.09 and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Company may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with Section 4.09 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

(d)          As of the Issue Date, all of the Company’s Subsidiaries shall be Restricted Subsidiaries. The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to this Section 4.09 or the definition of “Permitted Investments”, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture.

SECTION 4.10.          Liens.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (the “Initial Lien”) on any of its assets or property, in each case whether owned on the Issue Date or thereafter acquired, securing any Indebtedness, other than:

(i)          in the case of any Initial Lien on any Collateral, such Initial Lien if such Initial Lien is a Permitted Lien; and

(ii)          in the case of any Initial Lien on any asset or property not constituting or required to become Collateral, such Initial Lien if (A) the Notes and the Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the Obligations secured by such Initial Lien, or (B) such Initial Lien is a Permitted Lien.

(b)          Any Lien created for the benefit of the Holders pursuant to Section 4.10(a)(ii) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien, which release and discharge, in the case of any sale of such asset or property, shall not affect any Lien that the Notes Collateral Agent, Trustee or any other authorized representative may have on the proceeds from such sale.

(c)          Except to the extent expressly set forth in specific clauses of the definition of “Permitted Liens,” any Initial Lien on Collateral constituting a Permitted Lien that is created, incurred or permitted to exist by the Company or any Restricted Subsidiary pursuant to Section 4.10(a)(i) may, at the Company’s or such Restricted Subsidiary’s election, have a lien priority that is senior to, junior to or equal with the lien priority for the Liens on such Collateral securing the Notes and the Guarantees.

(d)          If the Issuer, the Company or any other Guarantor creates any Lien upon any property or assets to secure any other First Priority Obligations or any Second Priority Obligations, it must substantially concurrently grant a Lien upon such property or assets as security for the Notes or the applicable Guarantee such that the property or assets subject to such Lien becomes Collateral subject to a first priority lien.

SECTION 4.11.          Change of Control.

(a)          If a Change of Control occurs after the Issue Date, unless the Issuer has, prior to or concurrently with the time the Issuer is required to make a Change of Control Offer (as defined below), delivered electronically or mailed a redemption notice that is or has become unconditional with respect to all the Outstanding Notes pursuant to Article 3 or Section 8.06, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date. No later than 30 days following any Change of Control, the Issuer shall send notice of such Change of Control Offer electronically or by first class mail or overnight mail, with a copy to the Trustee sent in the same manner, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of the Depositary, with the following information:

(1)                    that a Change of Control Offer is being made pursuant to this Section 4.11 and that all Notes properly tendered pursuant to such Change of Control Offer shall be accepted for payment by the Issuer;

(2)                    the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”);

(3)                    that any Note not properly tendered shall remain outstanding and continue to accrue interest;

(4)                    that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(5)                    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)                    that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the expiration time of the Change of Control Offer, electronic transmission (in PDF), facsimile transmission or letter (sent in the same manner provided in the Change of Control Offer) setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)                    that if the Issuer is purchasing less than all of the Notes, the Holders of the remaining Notes shall be issued new Notes and such new Notes shall be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(8)                    if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and, if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall occur or that such repurchase may not occur and such notice may be rescinded in the event that the Issuer shall determine that such Change of Control shall not occur by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9)                    the other instructions, as determined by the Issuer, consistent with this Section 4.11, that a Holder must follow.

(b)          While the Notes are in the form of Global Notes and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder shall exercise its option to elect for the purchase of the Notes through the facilities of the Depositary subject to its rules and regulations.

(c)          The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations in this Indenture by virtue thereof.

(d)          On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(1)                    accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)                    deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)                    deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating that all Notes or portions thereof have been tendered to and purchased by the Issuer.

(e)          In the event that the Issuer makes a Change of Control Payment, the paying agent shall promptly mail or pay by wire transfer to each Holder of the Notes the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate a new Note (or cause to be transferred by book entry) equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f)          The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all such Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of such Change of Control Offer.

(g)          If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party shall have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the

Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the applicable Change of Control Payment in respect of the Second Change of Control Payment Date plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

(h)          The provisions under this Indenture related to the Issuer’s obligations to make an offer to repurchase the Notes as a result of a Change of Control and the definition of “Change of Control” may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes outstanding.

SECTION 4.12.          Company Existence.

Except as otherwise permitted by Article 5 hereof, the Issuer and the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its company existence.

SECTION 4.13.          Future Guarantors.

(a)          The Company shall cause each of the Restricted Subsidiaries that incurs any Indebtedness, or guarantees the payment of any Indebtedness incurred, pursuant to the Senior Secured Term Loan or the Convertible Notes to, within 30 days of such incurrence or guarantee:

(1)          execute and deliver a supplemental indenture, substantially in the form attached as Exhibit D hereto, to this Indenture providing for a Guarantee by such Subsidiary; and

(2)          to the extent required by the Notes Collateral Documents, take all actions required to grant a security interest in the Collateral owned by such Subsidiary to the Notes Collateral Agent in the manner and to the extent provided in this Indenture and the Notes Collateral Documents, including, without limitation, by entering into joinders, amendments, supplements or other instruments with respect to the Collateral Agreement and each other Notes Collateral Document (as applicable) and executing, filing and recording such instruments in such jurisdictions as may be required by applicable law to preserve and protect the Liens on such Collateral, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral that may be perfected by the filing of a financing statement or similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and

(3)          deliver an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee and the Notes Collateral Agent.

(b)          The Company may cause any Restricted Subsidiary to become a Guarantor at its election.

(c)          Any such Guarantee shall be released in accordance with Article 10.

SECTION 4.14.          Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)          (1) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or (2) pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(b)          make loans or advances to the Company or any Restricted Subsidiary; or

(c)          sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1)                    contractual encumbrances or restrictions in effect on the Issue Date, if on substantially the terms described in the Offering Memorandum, including those arising under the Senior Secured Term Loan, the Convertible Notes Indenture, this Indenture, the Notes, the Guarantees and the Collateral Documents;

(2)                    purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(3)                    applicable law or any applicable rule, regulation or order;

(4)                    any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(5)                    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6)                    Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.07 and 4.10 that apply only to the assets securing such Indebtedness;

(7)                    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)                    other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to Section 4.07;

(9)                    customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

(10)                    customary provisions contained in agreements and instruments, including but not limited to leases, subleases, licenses, sublicenses or similar agreements, in each case, entered into in the ordinary course of business;

(11)                    customary provisions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary;

(12)                    Hedging Obligations;

(13)                    [reserved];

(14)                    any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing (or restrictions otherwise customary for the relevant type of Indebtedness (which may be in the form of “high-yield-style” notes or term loans));

(15)                    customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(16)                    customary restrictions in contracts that prohibit the assignment of such contract; and

(17)                    customary restrictions set forth in the governing documents of any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary.

For purposes of determining compliance with this Section 4.14: (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.15.          Asset Sales.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale, unless:

(1)                    the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the Fair Market Value (as determined by the Issuer at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2)                    at least 75% of the consideration from such Asset Sale and all other Asset Sales received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A)          any liabilities (as reflected on the Company’s most recent consolidated balance sheet, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s consolidated balance sheet if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Company and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing,

(B)          any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 450 days following the closing of such Asset Sale, and

(C)          any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) not to exceed the greater of $150.0 million and 5.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

(b)          Within 365 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale (the “Asset Sale Proceeds Application Period”), the Company or such Restricted Subsidiary may, at its option, apply the Net Proceeds from such Asset Sale:

(1)                    if assets subject to such Asset Sale constitute Collateral, to repay, prepay, purchase, repurchase or redeem First Priority Obligations; provided, however, that (x) the Obligations in respect of the Notes shall be reduced on no less than a pro rata basis along with any such reduction of other Notes Obligations and (y) all reductions of Obligations in respect of the Notes shall be made as provided under Section 3.07, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in this Section 4.15 for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus accrued but unpaid interest, if any, on such Notes;

(2)                    if assets subject to such Asset Sale do not constitute Collateral, to repay, prepay, purchase, repurchase or redeem any Indebtedness that is secured by the assets that are the subject of such Asset Sale, any Senior Indebtedness of the Company or any other Guarantor or any Indebtedness that would appear as a liability upon a balance sheet of a Restricted Subsidiary that is not a Guarantor (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary); provided, however, that in connection with any repayment, prepayment, purchase, repurchase or redemption of Indebtedness pursuant to this clause (2), the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so repaid, prepaid, purchased, repurchased or redeemed;

(3)                    to reinvest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Proceeds received by the Company or another Restricted Subsidiary) or make capital expenditures in or that are used or useful in the Company’s business within 365 days from the later of the date of such Asset Sale and the date of receipt of such Net Proceeds; provided that, the Issuer and its Restricted Subsidiaries shall be deemed to have complied with this clause (3) if, within 365 days after the Asset Sale that generated the Net Proceeds, the Company or such Restricted Subsidiary has entered into a binding agreement to consummate any such investment described in this clause (3) with the good faith expectation that such Net Proceeds shall be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds (as defined below); or

(4)                    any combination of the foregoing.

(c)          Within ten Business Days after the end of an Asset Sale Proceeds Application Period with respect to an Asset Sale, if the aggregate balance of any Net Proceeds not invested or applied in the timeframe and as permitted by clauses (1), (2), (3) and (4) of Section 4.15(b) (any such Net Proceeds, whether from one or more Asset Sales, “Excess Proceeds”) exceeds $60.0 million, the Issuer shall make an offer (an “Asset Sale Offer”) to all holders of the Notes, and, if the Issuer or any Guarantor elects, to the holders of any other First Priority Obligations, to purchase the maximum aggregate principal amount of Notes and such other First Priority

Obligations (with respect to the Notes only, in denominations of $2,000 initial principal amount and multiples of $1,000 thereafter), that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other First Priority Obligations, in each case, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture or the agreements governing such other First Priority Obligations. In the event that the Company or a Restricted Subsidiary prepays any First Priority Obligations other than the Notes that are outstanding under a revolving credit or other committed loan facility pursuant to an Asset Sale Offer, the Company or such Restricted Subsidiary shall cause the related loan commitment to be permanently reduced in an amount equal to the principal amount so prepaid.

The Issuer shall commence an Asset Sale Offer for the Notes by transmitting electronically or by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and, if applicable, other Notes Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Asset Sale Offer being effected in advance of being required to do so by this Indenture, the amount of Net Proceeds to be applied in such Asset Sale Offer), the Issuer may use any remaining Excess Proceeds (or such amount offered) in any manner not prohibited by this Indenture. If the aggregate principal amount of Notes and, if applicable, other Notes Obligations surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Issuer shall determine the aggregate principal amount of Notes to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes or such other Notes Obligations tendered, and the Trustee shall select the Notes to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes tendered or by lot or such similar method in accordance with the procedures of the Depositary; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero, and in the case of an Asset Sale Offer being effected in advance of being required to do so by this Indenture, the amount of Net Proceeds to be applied in such Asset Sale Offer shall be excluded in subsequent calculations of Excess Proceeds.

(d)          Pending the final application of any Net Proceeds pursuant to this Section 4.15, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise use such Net Proceeds in any manner not prohibited by this Indenture.

(e)          The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(f)          Notwithstanding the foregoing, to the extent that any of or all the Net Proceeds of any Asset Sales by a Subsidiary (x) are prohibited or delayed by applicable local law from being repatriated to the Company or (y) would have a material adverse Tax consequence (taking into account any foreign tax credit or other net benefit actually realized in connection with such repatriation that would not otherwise be realized), as determined by the Company in its sole discretion, the portion of such Net Proceeds so affected shall not be required to be applied in compliance with this Section 4.15, and such amounts may be retained by the applicable Subsidiary; provided that, clause (x) of this paragraph shall apply to such amounts so long, but only so long, as the applicable local law shall not permit repatriation to the Company, and if such repatriation of any of such affected Net Proceeds is permitted under the applicable local law and is not subject to clause (y) of this paragraph, then such repatriation shall be promptly effected and such repatriated Net Proceeds shall be applied (whether or not repatriation actually occurs) in compliance with this Section 4.15; provided, further, that the aggregate amount of Net Proceeds retained pursuant to clause (y) of this paragraph shall not exceed $150.0 million at any one time outstanding.  The time periods set forth in this Section 4.15 shall not start with respect to such Net Proceeds until such time as the Net Proceeds may be repatriated (whether or not such repatriation actually occurs).

SECTION 4.16.          [Reserved.]

SECTION 4.17.          Limitations on Transactions with Affiliates.

The Company shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1)                    such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)                    in the case of an Affiliate Transaction including aggregate payments or consideration in excess of $80.0 million, the Company delivers to the Trustee a resolution adopted by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

(b)          The foregoing provisions shall not apply to the following:

(1)                    transactions between or among the Company or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary or a Successor Issuer as a result of such transaction;

(2)                    Restricted Payments permitted by Section 4.09 and the definition of “Permitted Investments”;

(3)                    the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, managers, employees or consultants of the Company, any direct or indirect parent company of the Company or any Restricted Subsidiary;

(4)                    transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(5)                    transactions pursuant to agreements or arrangements in effect on the Issue Date and on substantially the terms described in the Offering Memorandum (including the Registration Rights Agreement and the Option Awards Agreement) or any amendment, modification or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous to the Company and the Restricted Subsidiaries, taken as a whole, than the agreement or arrangement in existence on the Issue Date;

(6)                    the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date (on substantially the terms described in the Offering Memorandum) and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (6) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect when taken as a whole;

(7)                    [reserved];

(8)                    the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Company and the granting and performance of customary registration rights;

(9)                    payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, directors, managers or consultants of the Company, any direct or indirect parent company of the Company or any Restricted Subsidiary and employment agreements, stock option plans and other similar arrangements with such employees, directors, managers or consultants which, in each case, are approved by the Company in good faith;

(10)                    payments to any future, current or former employee, director, manager, officer, manager or consultant of the Company, any of its Subsidiaries or any direct or indirect parent company of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment and severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants that are, in each case, approved by the Company in good faith;

(11)                    any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person;

(12)                    any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor, in the ordinary course of business;

(13)                    intellectual property licenses in the ordinary course of business;

(14)                    transactions between the Company or any of the Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of such Person is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent of the Company, as the case may be, on any matter involving such other Person;

(15)                    pledges of Equity Interests of Unrestricted Subsidiaries;

(16)                    transactions with joint ventures entered into in the ordinary course of business, or approved by a majority of the Board of Directors of the Company;

(17)                    payments made pursuant to any customary tax consolidation and grouping arrangements; and

(18)                    transactions contemplated by Section 4.07(b)(19).

SECTION 4.18.          Suspension of Covenants.

(a)          Following the earliest date following the Issue Date on which: (1) the Notes have Investment Grade Ratings from at least two Rating Agencies and (2) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a “Covenant Suspension Event”) until the Reversion Date, the Issuer and the Restricted Subsidiaries shall not be subject to the following provisions of this Indenture:

(A)	Section 4.07;

(B)	Section 4.09;

(C)	Section 4.13;

(D)	Section 4.14;

(E)	Section 4.15; and

(F)	Section 4.17.

(collectively, the “Suspended Covenants”). Solely for the purpose of determining the amount of Permitted Liens under Section 4.10 during any Suspension Period (as defined below) and without limiting the Company’s or any Restricted Subsidiary’s ability to incur Indebtedness during any Suspension Period, to the extent that calculations in Section 4.10 (including the definition of “Permitted Liens”) refer to Section 4.07, such calculations shall be made as though Section 4.07 remains in effect during the Suspension Period. Upon the occurrence of a Covenant Suspension Event (the date of such occurrence, the “Suspension Date”), the amount of Excess Proceeds shall be set at zero. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events (subject to re-suspension upon the occurrence of a subsequent Covenant Suspension Event). The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of the Company or any of the Restricted Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during the Suspension Period, as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period). The Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Suspension Date or Reversion Date. The Trustee shall have no obligation to independently determine or verify if such events have occurred or notify the Holders of any Suspension Date or Reversion Date. The Trustee may provide a copy of such Officer’s Certificate to any Holder of Notes upon request.

(b)          On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period shall be deemed to have been incurred or issued on the Issue Date, so that it is classified as permitted pursuant to Section 4.07(b)(3). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.09 shall be made as though Section 4.09 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under Section 4.09(a) and the items specified in Section 4.09(a)(C)(i) through (C)(iv) if occurring during the Suspension Period shall increase the amount available to be made as Restricted Payments under such section. No Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period. Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant Section 4.17(b)(5). Any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in Section 4.14(a) through (c) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to the exception contained in clause (c)(1) of Section 4.14 relating to existing encumbrances and restrictions.

(c)          The Issuer shall give the Trustee prompt (and in any event not later than five Business Days after a Covenant Suspension Event) written notice of any Covenant Suspension

Event. In the absence of such notice, the Trustee may conclusively assume the Suspended Covenants apply and are in full force and effect. The Issuer shall give the Trustee prompt (and in any event not later than five Business Days after a Covenant Suspension Event) written notice of any occurrence of a Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee may conclusively assume the Suspended Covenants apply and are in full force and effect.

ARTICLE V
MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS

SECTION 5.01.          The Company and the Issuer May Consolidate, Etc., Only on Certain Terms. Subject to the provisions of Section 5.02, neither the Company nor the Issuer will consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated properties and assets of the Company and its Subsidiaries, or the Issuer and its Subsidiaries, in each case, taken as a whole, to another Person, unless:

(a)          the resulting, surviving or transferee Person (the “Successor Issuer”), if not the Company or the Issuer, as applicable, will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (collectively, the “Permitted Jurisdictions”), and the Successor Issuer (if not the Company or the Issuer, as the case may be) shall expressly assume, by supplemental indenture or other applicable documents or instruments all of the obligations of the Company or the Issuer  under the Notes, this Indenture and the Notes Collateral Documents;

(b)          immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Indenture; and

(c)          the Successor Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Indenture.

For purposes of this Section 5.01, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or the Issuer to another Person, which properties and assets, if held by the Company or the Issuer instead of such Subsidiaries, would constitute all or substantially all of the consolidated properties and assets of the Company and its Subsidiaries, or the Issuer and its Subsidiaries, in each case, taken as a whole, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the consolidated properties and assets of the Company and its Subsidiaries, taken as a whole, to another Person.

SECTION 5.02.          Successor Issuer to Be Substituted.  In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Issuer, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Issuer, such Successor Issuer (if not the Company or the Issuer) will succeed to and, except in the case of a lease of all or substantially all of the consolidated properties and assets of the Company and its Subsidiaries, or the Issuer and its Subsidiaries, in each case, taken as a whole, shall be substituted for the Company or the Issuer, with the same effect as if it had been named herein as the party of the first part.  Such Successor Issuer thereupon may cause to be signed, and may issue either in its own name or in the name of the Company or the Issuer any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee; and, upon the order of such Successor Issuer instead of the Company or the Issuer and subject to all the terms, conditions and limitations in this Indenture, the Trustee will authenticate and deliver, or cause to be authenticated and delivered, any Notes that previously were signed and delivered by the Officers of the Issuer to the Trustee for authentication, and any Notes that such Successor Issuer  thereafter shall cause to be signed and delivered to the Trustee for that purpose.  All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the date of the execution hereof.  In the event of any such consolidation, merger, sale, conveyance or transfer where there is a Successor Issuer (but not in the case of a lease), upon compliance with this Article V the Person named as the “Issuer” in the first paragraph of this Indenture (or any successor that shall thereafter have become such in the manner prescribed in this Article V) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Indenture and the Notes.

SECTION 5.03.          Subsidiary Guarantors May Consolidate, Etc. on Certain Terms.

(a)          No Subsidiary Guarantor shall, and the Company will not permit any Subsidiary Guarantor to, consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its consolidated properties and assets to another Person, unless:

(i)          the resulting, surviving or transferee Person (the “Successor Guarantor”), if not the Subsidiary Guarantor, is a company, corporation, partnership or limited liability company or similar entity organized and existing under the laws of a Permitted Jurisdiction or the same jurisdiction as such Subsidiary Guarantor, and the Successor Guarantor (if not the Subsidiary Guarantor) expressly assumes, by supplemental indenture or other applicable documents or instruments all of the obligations of the Subsidiary Guarantor under the Notes, this Indenture and the Notes Collateral Documents and the Guarantee, as applicable;

(ii)          the Successor Guarantor (if other than such Subsidiary Guarantor) has delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

(b)          Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating or reorganizing such Subsidiary Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of such Subsidiary Guarantor is not increased thereby and (2) a Subsidiary Guarantor may merge, amalgamate or consolidate with the Issuer or any Subsidiary Guarantor.

(c)          In addition, notwithstanding the foregoing, a Subsidiary Guarantor may consolidate, amalgamate or merge with or into or wind up into, liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to the Issuer or any Subsidiary Guarantor.

(d)          Except as otherwise provided in this Indenture, the Successor Guarantor (if other than such Subsidiary Guarantor) will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture, the Notes and the Notes Collateral Documents and the Guarantee, as applicable, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture, the Notes and the Notes Collateral Documents and Subsidiary Guarantee.

ARTICLE VI
REMEDIES

SECTION 6.01.          Events of Default.  “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)                    default in any payment of interest on any Note when due and payable, and the default continues for a period of 30 days;

(2)                    default in the payment of principal or premium, if any, of any Note when due and payable on the maturity date, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)                    failure by the Company to comply with its obligations described under Article V hereof;

(4)                    failure by the Company or any Restricted Subsidiary for 60 days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the Notes or this Indenture;

(5)                    default by the Company or any Restricted Subsidiary of the Company with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any debt for money borrowed in excess of $50.0 million (or its foreign currency equivalent) in the aggregate of the Company and/or any such Restricted Subsidiary, whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable, and such debt has not been discharged in full or such declaration rescinded or annulled within 30 days or (ii) from a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such defaulted payment shall not have been made, waived or extended within 30 days:

(6)                    a final judgment or judgments for the payment of $50.0 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Company or any Restricted Subsidiary of the Company, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(7)                    (a) the Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or (b) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 consecutive days;

(8)                    the Guarantee of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or the Company, the Issuer or any other Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms in writing its obligations under this Indenture or any Guarantee with respect to the Notes (except as contemplated by the terms thereof) and such Default continues for 10 days;

(9)                    unless such Liens have been released in accordance with the provisions of this Indenture, the Notes Collateral Documents or the applicable Intercreditor Agreement, the Liens in favor of the Holders of the Notes with respect to all or substantially all of the Collateral cease to be valid or enforceable and such Default continues for 30 days, or the Company or the Issuer shall assert or any Subsidiary Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any security interest in the Collateral is invalid or unenforceable; or

(10)                    the failure by the Company, the Issuer or any other Guarantor to comply for 60 days after notice to the Company, Issuer or such other Guarantor with its other agreements contained in the Notes Collateral Documents except for a failure that would not be material to the Holders of the Notes and would not materially affect the value of the Collateral taken as a whole.

SECTION 6.02.          Acceleration of Maturity; Rescission and Annulment.

(a)          If any Event of Default (other than an Event of Default specified in Section 6.01(7) with respect to the Company or any of its Significant Subsidiaries) occurs and is continuing, the

Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes issued under this Indenture may declare 100% of the principal of, premium, if any, and accrued and unpaid interest on, all the Outstanding Notes to be due and payable immediately.

(b)          Upon a declaration under Section 6.02, such principal, premium, if any, and interest shall be immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising under Section 6.01(7) with respect to the Company or any of its Significant Subsidiaries, 100% of the principal of, premium, if any, and accrued and unpaid interest, if any, on all Outstanding Notes shall become and shall automatically be immediately due and payable without further action or notice. If a Default occurs and is continuing, the Trustee must send to each Holder notice of the Default within 90 days of occurrence. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal or interest, if it in good faith determines that withholding notice is in their interest.

(c)          If, at any time after the principal of the Notes shall have been declared due and payable pursuant to this Section 6.02 and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, and if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) any and all existing Events of Default under this Indenture, other than the nonpayment of the principal of and accrued and unpaid interest, if any, on Notes that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 6.08, then and in every such case (except as provided in the immediately succeeding sentence) the Holders of a majority in aggregate principal amount of the Outstanding Notes, by written notice to the Company, the Issuer and to the Trustee, may waive all Defaults or Events of Default with respect to the Notes and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon.  Notwithstanding anything to the contrary herein, no such waiver or rescission and annulment shall extend to or shall affect any Default or Event of Default resulting from (i) the nonpayment of the principal of or accrued and unpaid interest on, any Notes or (ii) a failure to repurchase any Notes when required.

(d)          Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders of any series of Notes then outstanding (other than a Regulated Bank) (each, a “Directing Holder”) must be accompanied by a written representation with a medallion guaranteed signature from each such Directing Holder to the Issuer and the Trustee that such Directing Holder is not (or, if such holder is The Depository Trust Company or its nominee, that such holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes of such series are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the holder is The

Depository Trust Company or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the securities of such series in lieu of The Depository Trust Company or its nominee, and The Depository Trust Company shall be entitled to rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the securities of the applicable series, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the securities of such series, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Event of Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed until such time as the Issuer provides the Trustee with an Officer’s Certificate that the Verification Covenant has been satisfied; provided that the Issuer shall promptly deliver such Officer’s Certificate to the Trustee upon becoming aware that the Verification Covenant has been satisfied. Any breach of the Position Representation (as evidenced by the delivery to the Trustee of the Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant) shall result in such Holder’s participation in such Noteholder Direction being disregarded. If, without the participation of such holder, the percentage of securities of such series held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default. In addition, for the avoidance of doubt, the foregoing paragraphs shall not apply to any Holder that is a Regulated Bank.

Notwithstanding anything in this Section 6.02(d) to the contrary, (i) any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs, and (ii) a notice of Default may not be given with respect to any action taken and reported publicly or to holders more than two years prior to such notice of Default. The Trustee shall have no obligation to monitor or determine whether a holder is Net Short and can rely conclusively on a Directing Holder’s Position Representation, the Officer’s Certificates delivered by the Issuer and determinations made by a court of competent jurisdiction.

SECTION 6.03.          Collection of Indebtedness and Suits for Enforcement by Trustee.  If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.04.          Trustee May File Proofs of Claim.  The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.05.          Application of Money Collected.  If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order.

First: to the Trustee, the Agents, their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.05.

SECTION 6.06.          Limitation on Suits.  Except to enforce the right to receive payment of principal, premium (if any) or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no Holder of any Note shall have any right by virtue of or by availing of any provision of this Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, unless:

(a)          such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as herein provided;

(b)          Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee;

(c)          such Holders shall have offered to the Trustee such security or indemnity reasonably satisfactory to it against any loss, liability or expense to be incurred therein or thereby;

(d)          the Trustee for 60 days after its receipt of such notice, request and offer of such security or indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and

(e)          no direction that, in the opinion of the Trustee, is inconsistent with such written request shall have been given to the Trustee by the Holders of a majority of the aggregate principal amount of the Notes then outstanding within such 60-day period pursuant to Section 6.08.

SECTION 6.07.          Control by Holders.  Except as otherwise provided herein, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

SECTION 6.08.          Waiver of Past Defaults.  Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and interest on the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount of the then Outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.09.          Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.06 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

SECTION 6.10.          Waiver of Stay or Extension Laws.  Each of the Issuer, the Guarantors and any other obligor on the Notes covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and each of the Issuer, the Guarantors and any other obligor on the Notes (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII
TRUSTEE

SECTION 7.01.          Duties of Trustee.

(a)          If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)          Except during the continuance of an Event of Default:

(i)          the duties of the Trustee shall be determined solely by the express provisions of this Indenture and Notes Collateral Documents and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)          in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon resolutions, statements, instruments, notices, directions certificates and/or opinions furnished to the Trustee and conforming on their face to the requirements of this Indenture. However, in the case of certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)          The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)          this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii)          the Trustee shall not be liable for any error of judgment made in good faith by it, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)          Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01(a), (b) and (c).

(e)          No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request or direction of any Holders, unless such Holder shall have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

(f)          The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)          The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee as set forth in Section 6.01 and such notice references this Indenture.

(h)          In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)          The Trustee shall have no duty to inquire as to the performance of, or otherwise monitor compliance with, the Issuer’s covenants herein.

(j)          Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee (acting in any capacity) shall be subject to the provisions of this Section 7.01.

SECTION 7.02.          Rights of the Trustee.

(a)          The Trustee may conclusively rely upon any document, resolution, statement, notice, direction, certificate and/or opinion believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.

(b)          Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel, or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)          The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)          The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, provided that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f)          The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)          The Trustee shall not be bound to ascertain or inquire as to the performance or observance of any covenants, conditions, or agreements on the part of the Issuer, make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its reasonable discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall reasonably determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer during normal business hours and upon reasonable notice, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)          The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it.

(i)          The Trustee shall not be required to give any bond or surety in respect of the performance of its power and duties hereunder.

(j)          The rights, privileges, protections, immunities and benefits given to the Trustee under this Article VII, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, U.S. Bank National Association in each of its capacities hereunder as an Agent, and to each agent, Custodian and other Person employed to act hereunder.

(k)          The permissive right of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty.

(l)          The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, accidents; nuclear or natural catastrophes or acts of God; earthquakes; fire; flood; terrorism; wars and other civil or military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes, strikes or work stoppages; acts of civil or military authority and governmental action.

(m)          Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action

(n)          No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to take or omit to take any action, or suffer any action to be taken or omitted, in the performance of its duties or obligations under this Indenture, or to exercise any right or power thereunder, to the extent that taking or omitting to take such action or suffering such action to be taken or omitted would violate applicable law binding upon it.

(o)          Other than any information set forth in a notice to the Trustee pursuant to the provisions of this Indenture or any Notes Collateral Documents, the delivery of reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(p)          The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(q)          The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including but not limited to as Registrar and Paying Agent), and each agent, custodian and other person employed to act hereunder.

(r)          The right of the Trustee to perform any discretionary act enumerated in this Indenture shall not be construed as a duty, and the Trustee shall not be answerable for other than its own negligence or willful misconduct in the performance of such act.

(s)          The Trustee shall be entitled to assume without enquiry, that the Issuer has performed in accordance with all of the provisions in this Indenture, unless a Trust Officer of the Trustee is notified to the contrary.

SECTION 7.03.          Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, as such term is used in the Trust Indenture Act of 1939, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee shall also be subject to Sections 7.10 hereof.

SECTION 7.04.          Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05.          Notice of Defaults.

(a)          The Trustee shall not be deemed to have notice of any Default with respect to Notes unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by a Trust Officer of the Trustee at the Corporate Trust Office of the Trustee from the Issuer or the Holders of 25% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default, the Notes and this Indenture.

(b)          If a Default occurs and is continuing and is actually known to the Trustee, the Trustee shall deliver to Holders of the Notes, notice of the Default within the later of 90 days after the occurrence of a Default or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee, unless such Default shall have been cured or waived. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note (including payments pursuant to the redemption provisions of the Notes), the Trustee may withhold the notice if and so long as a committee of its officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06.          [Reserved.]

SECTION 7.07.          Compensation and Indemnity.

The Issuer and the Guarantors, jointly and severally,  shall pay to U.S. Bank National Association, in each of its capacities as Trustee and Agent, from time to time reasonable compensation for Agent’s and Trustee’s services hereunder, as agreed from time to time with U.S. Bank National Association. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and the Guarantors shall, jointly and severally, reimburse the Trustee and the Agents promptly upon request for all reasonable disbursements, advances and expenses incurred or made, including costs of collection, by such party in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements, advances and expenses of the Trustee’s and Agents’ respective agents, counsel, accountants and experts.

The Issuer and the Guarantors shall, jointly and severally, indemnify the Trustee, each  Agent and each of their respective agents, representatives, officers, directors, and employees against any and all losses, liabilities, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by them arising out of or in connection with the acceptance or administration of its duties under this Indenture, Notes Collateral Documents, First Priority

Documents and the Intercreditor Agreements, including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer and the Guarantors or any Holder or any other person) or liability in connection with the enforcement of any rights hereunder, or arising out of or in connection with the exercise or performance of any of its rights, powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, bad faith or willful misconduct. The Trustee shall notify the Issuer and the Guarantors promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer or the Guarantors of their obligations hereunder. The Issuer shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the resignation or removal of the Trustee or the Agents, as applicable, the satisfaction and discharge and the termination of this Indenture.

To secure the Issuer’s and the Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the resignation or removal of the Trustee, the satisfaction and discharge and the termination of this Indenture.

In addition, and without prejudice to the rights provided to the Trustee under any of the provisions of this Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee” for purposes of this Section shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence or willful misconduct of any predecessor Trustee hereunder shall not affect the rights of any other Trustee hereunder (other than a successor Trustee that is successor by merger or consolidation to such predecessor Trustee).

SECTION 7.08.          Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a)          the Trustee fails to comply with Section 7.10 hereof;

(b)          the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)          a custodian or public officer takes charge of the Trustee or its property; or

(d)          the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes or the Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09.          Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible hereunder, be the successor Trustee.

Subject to Section 7.10, any business entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

SECTION 7.10.          Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

ARTICLE VIII
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.          Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option, at any time, with respect to the Notes, elect to have either Section 8.02 or 8.03 hereof applied to all Outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.02.          Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors shall be deemed to have been discharged from their obligations with respect to all Outstanding Notes (including the Guarantees and the Liens securing the Notes and the Guarantees) on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, solely out of the trust described in Section 8.04, (b) the Issuer’s obligations with respect to such Notes under Article II and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee and Agents hereunder and the obligations of each of the Guarantors and the Issuer in connection therewith and (d) this Article VIII. Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 with respect to the Notes.

SECTION 8.03.          Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall be released from their obligations under Sections 5.01(a)(4) and (5), 5.02 and the covenants set forth in Sections 4.03 and 4.07 through 4.18 hereof with respect to the Outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding”

for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the Outstanding Notes, the Issuer or any Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Sections 6.01(3) (solely with respect to such defeased covenant), (5) and (6) and, with respect to only any Significant Subsidiary and not the Issuer, Section 6.01(7), but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

SECTION 8.04.          Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the Outstanding Notes:

(a)          the Issuer shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 6.08 who shall agree to comply with the provisions of this Article VIII applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefit of the Holders of such Notes; (A) cash in U.S. dollars, or (B) Government Securities, or (C) a combination thereof, in such amounts as shall be sufficient, in the written opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, the principal of (and premium, if any) and interest on the Outstanding Notes at the Stated Maturity (or Redemption Date, if applicable and so indicated to the Trustee in writing); provided that, upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of deposit, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) required to be deposited with the Trustee on or prior to the date of redemption; provided that the Trustee shall have been irrevocably instructed to apply such cash or the proceeds of such Government Securities or combination thereof to said payments with respect to the Notes. Before such a deposit, the Issuer may give to the Trustee, in accordance with Section 3.03 hereof, a notice of its election to redeem all of the Outstanding Notes at a future date in accordance with Article III hereof, which notice shall be irrevocable. Such irrevocable redemption notice, if given, shall be given effect in applying the foregoing; in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the issuance of the Notes, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Outstanding Notes shall not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and shall be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(b)          in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Outstanding Notes shall not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and shall be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(c)          the Issuer shall have delivered to the Trustee and the Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05.          Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

All cash and non-callable Government Securities (including the proceeds thereof) deposited with the Paying Agent (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of the Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such cash and securities need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee and Paying Agent, as applicable, against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Paying Agent shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06.          Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect (except as set forth in the last paragraph of this Section 8.06 and as to surviving rights registration of transfer or exchange of the Notes expressly provided for herein or pursuant hereto) and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture when either:

(a)          all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and (ii) Notes for whose payment money has theretofore been deposited with the Trustee or any Paying Agent or segregated and held on their behalf by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 2.04) have been delivered to the Trustee for cancellation; or

(b)          (1)          all such Notes not theretofore delivered to the Trustee for cancellation,

(i)          have become due and payable by reason of the making of a notice of redemption pursuant to Section 3.03 or otherwise,

(ii)          shall become due and payable at their Stated Maturity within one year, or

(iii)          are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor, in the case of (i), (ii) or (iii) has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as shall be sufficient, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee, without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any and accrued interest to the Stated Maturity or Redemption Date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited therefor shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit required to be deposited with the Trustee on or prior to the date of redemption;

(1)                    the Issuer has paid or caused to be paid all sums payable by it under this Indenture;

(2)                    the Issuer has delivered irrevocable written instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at the Stated Maturity or the Redemption Date, as the case may be; and

(3)                    the Issuer has delivered to the Trustee and the Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein to the satisfaction and discharge under this Indenture have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer to the Trustee and the Agents under Section 7.07, the obligations of the Issuer to any Authenticating Agent under Article II and, if money or Government Securities shall have been deposited with the Trustee pursuant to this Article, the obligations of the Trustee under Section 7.01 and the last paragraph of Section 2.04 shall survive such satisfaction and discharge.

SECTION 8.07.          Repayment to Issuer.

Any cash or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.08.          Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

SECTION 8.09.          Survival.

The Trustee’s rights under this Article VIII shall survive termination of this Indenture or the resignation of the Trustee.

ARTICLE IX
AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.          Without Consent of Holder.

Without the consent of any Holder, the Issuer, any Guarantor (with respect to any amendment relating to its Guarantee), the Trustee and the Notes Collateral Agent (with respect to the Notes Collateral Documents), at any time and from time to time, may amend or supplement this Indenture, the Notes, any related Guarantee and the Notes Collateral Documents, in each case, for any of the following purposes:

(a)          to cure any ambiguity, omission, mistake, defect or inconsistency or make such other provisions in regard to matters or questions arising under this Indenture as the Issuer may deem necessary or desirable and that would provide additional rights or benefits to the Holders, in each case as determined by the Issuer in good faith and certified in an Officer’s Certificate to the Trustee;

(b)          to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, that such uncertificated Notes are issued in registered form for purposes of Section

163(f) Internal Revenue Code of 1986, as amended;

(c)          to comply with Article V;

(d)          to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders;

(e)          to make any change that would provide any additional rights or benefits to the Holders (including the addition of collateral to secure the Notes and/or additional Guarantees) or that does not materially adversely affect the legal rights under this Indenture of any such Holder,

(f)          to add covenants for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Issuer or any Guarantor;

(g)          to evidence and provide for the acceptance and appointment under this Indenture or the Notes Collateral Documents, as applicable, of (i) a successor Trustee, pursuant to the requirements of Sections 7.08 and 7.09 or (ii) a successor Notes Collateral Agent pursuant to the requirements of Section 13.05 and the applicable Notes Collateral Documents;

(h)          to provide for the issuance of Additional Notes, in accordance with this Indenture;

(i)          to add a Guarantor or a parent guarantor under this Indenture; provided that only the Issuer, the Trustee and the Guarantor or parent guarantor being added need to sign any such supplement or amendment, or release a Guarantor in accordance with the terms of this Indenture;

(j)          to conform the text of this Indenture, Guarantees, the Notes or the Notes Collateral Documents to any provision of the “Description of Notes” section of the Offering Memorandum; or

(k)          to amend the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including without limitation, to facilitate the issuance and administration of the Notes; provided, that:

(i)          compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law; and

(ii)          such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(l)          to add additional assets as Collateral or to release any Collateral from the Liens securing the Notes or to subordinate such Lien (or conform the subordination of such Lien), in each case pursuant to the terms of this Indenture and the Notes Collateral Documents, as and when permitted or required by this Indenture and the Notes Collateral Documents.

In addition, (i) the intercreditor provisions of the Notes Collateral Documents and any other applicable Intercreditor Agreement may be amended, waived or otherwise modified from time to time with the consent of the parties thereto and (ii) the Issuer may, without the consent of any other party thereto, amend the Notes Collateral Documents and any other applicable Intercreditor

Agreement to provide for the accession or succession of any parties in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Secured Term Loan, other Credit Facilities, the Notes, any Other First Priority Obligations, any Other Second Priority Obligations, the Convertible Notes or any other Indebtedness that, in each case, is secured by the Collateral (and is permitted to be incurred and so secured under this Indenture) with a Lien priority that is senior, equal or junior to the First Priority Obligations as specified in such amendment (to the extent such priority is permitted under this Indenture). The Trustee shall enter into any of the foregoing arrangements upon written request of the Issuer, provided that the Issuer shall have delivered to the Trustee an Officer’s Certificate certifying that the applicable secured obligations to be subject to such Intercreditor Agreement or collateral trust agreement are permitted under this Indenture to be so secured by the Collateral with the Lien priority so designated by the Issuer. Each Holder, by its acceptance of the Notes, shall be deemed to have consented and agreed to the terms of each Notes Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture; and authorizes, directs and empowers the Trustee and the Notes Collateral Agent (including through the Intercreditor Agreements) to bind the Holders of the Notes as set forth in the applicable Notes Collateral Documents to which they are a party and to perform its obligations and exercise its rights and powers thereunder.

Upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Section 9.05 hereof, the Trustee and the Agents shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Agents shall be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

After an amendment, supplement or waiver under this Section 9.01 becomes effective, the Issuer shall deliver (by means of electronic transmission in accordance with the applicable procedures of DTC) to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

SECTION 9.02.          With Consent of Holders of Notes.

(a)          With the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes, by act of said Holders delivered to the Issuer and the Trustee, the Issuer, any Guarantor (with respect to any Guarantee to which it is a party or this Indenture) and the Trustee may amend or supplement this Indenture, any Guarantee and the Notes, and the Notes Collateral Agent may amend the Notes Collateral Documents, in each case for the purpose of adding any provisions hereto or thereto, changing in any manner or eliminating any of the provisions or of modifying in any manner the rights of the Holders hereunder or thereunder (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Guarantees or the Notes Collateral Documents may be waived with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes); provided that, without consent of the Holder of each Outstanding Note affected thereby, no such amendment, supplement or waiver shall, with respect to any Notes held by a non-consenting Holder:

(1)                    reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(2)                    reduce the principal of or change the Stated Maturity of any such Note or reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed pursuant to Section 3.07;

(3)                    reduce the rate of or change the time for payment of interest on any Note;

(4)                    waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes issued under this Indenture, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any guarantee which cannot be amended or modified without the consent of all Holders of the Notes;

(5)                    make any Note payable in money other than that stated in the Notes;

(6)                    make any change in Section 6.08 or the rights of Holders of the Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7)                    make any changes to this Section 9.02;

(8)                    impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(9)                    make any change to or modify the ranking of any Note or related Guarantee that would adversely affect the Holders of the Notes.

(b)          Notwithstanding the provisions of Section 9.02(a), without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange for, Notes) an amendment, supplement or waiver may not:

(i)          release all or substantially all of the Collateral (including any and all Guarantees), except as otherwise permitted by this Indenture or the Notes Collateral Documents; or

(ii)          modify the Intercreditor Agreements or the provisions in this Indenture dealing with the Notes Collateral Documents in any manner materially adverse to the Holders, except as otherwise permitted by this Indenture or the Notes Collateral Documents.

(c)          It shall not be necessary for the consent of the Holders of Notes under this Section 9.01 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under either this Indenture, the Notes, as applicable, or any Guarantee, by any Holder given in connection with a tender or exchange of such Holder’s Notes shall not be rendered invalid by such tender or exchange.

SECTION 9.03.          Payments for Consent.

Neither the Issuer nor any of its Restricted Subsidiaries may, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders (or in the case of an exchange offer, exchanged with all Holders) that consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment; provided that if consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders who are “qualified institutional buyers” within the meaning of Rule 144A, or “non-U.S. persons” within the meaning of Regulation S, then such consideration need only be offered to all such Holders and paid to all such Holders that consent, waive or agree to amend in the applicable time frame.

SECTION 9.04.          Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

SECTION 9.05.          Trustee and Agents to Sign Amendments.

The Trustee and Agents shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and Agents, as applicable. In executing any amended or supplemental indenture, the Trustee and Agents shall be provided with and (subject to Sections 7.01 and 13.05) shall be fully protected in conclusively relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Issuer enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof.

ARTICLE X
GUARANTEES

SECTION 10.01.          Guarantees.

Any Guarantor that is a party hereto on the Issue Date or that executes a supplemental indenture in the form of Exhibit D hereto, shall hereby fully, unconditionally and irrevocably guarantee on a senior secured basis, jointly and severally, to each Holder and to the Trustee, the Agents and their respective successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at Stated Maturity, by acceleration or otherwise, and all other monetary obligations of the Issuer under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other monetary obligations of the Issuer under this Indenture and the Notes (all such obligations set forth in clauses (a) and (b) above being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor shall remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of, payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder, the Trustee, or Agents to assert any claim or demand or to enforce any right or remedy against the Issuer, any other Guarantor or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any obligation of the Issuer under this Indenture or any Note, by operation of law or otherwise; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; or (d) except as set forth in Section 10.05, any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Guarantee shall constitute a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder, the Trustee or Agents to any security held for payment of the Guaranteed Obligations.

Each Guarantor further agrees that its Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder, the Trustee or Agents upon the bankruptcy or reorganization of the Issuer or otherwise.

Each Guarantor further agrees that, as between it, on the one hand, and the Holders, the Trustee and the Agents, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article VI for the purposes of such Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Agents in enforcing any rights under this Section.

SECTION 10.02.          Limitation on Liability.

Each Guarantor, and by its acceptance hereof each Holder, confirms that it is the intention of all such parties that the guarantee by each such Guarantor pursuant to its Guarantee not constitute a fraudulent conveyance or transfer, or being voidable, for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Holders and each such Guarantor hereby irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the maximum amount that shall not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to this Section 10.02, result in the obligations of such Guarantor under its Guarantee constituting such fraudulent conveyance or transfer, or being avoidable.

SECTION 10.03.          Successors and Assigns.

This Article X shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Agents and the Holders and, in the event of any transfer or assignment of rights by any Holder, the Trustee or the Agents, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04.          No Waiver.

Neither a failure nor a delay on the part of either the Trustee, the Agents or the Holders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Agents and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.

SECTION 10.05.          Release of Guarantor.

Any Guarantee by a Subsidiary Guarantor of the Notes shall be automatically and unconditionally released and discharged:

(1)
(A) upon any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer) after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the assets of such Subsidiary Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of this Indenture (including pursuant to an enforcement action in accordance with the terms of an Intercreditor Agreement);

(B)          if such Guarantor no longer guarantees or is otherwise obligated under the Senior Secured Term Loan or the Convertible Notes, other than any release or discharge resulting from the payment or redemption in full of the Senior Secured Term Loan or the Convertible Notes;

(C)          upon the designation of any such Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(D)          upon the exercise of the Legal Defeasance of the Notes under Section 8.02 hereof, and the Covenant Defeasance of the Notes under Section 8.03 hereof, or if the Issuer’s obligations under this Indenture are discharged in accordance with Section 8.06 of this Indenture;

(E)          upon the merger or consolidation of such Guarantor with and into the Issuer or a Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Issuer or a Guarantor;

(F)          as described under Section 9.01 or 9.02; and

(2)                    upon the Issuer and such Guarantor delivering to the Trustee an Officer’s Certificate (with no requirement for delivery of an Opinion of Counsel) stating that all conditions precedent herein provided for relating to such release have been complied with.

SECTION 10.06.          Contribution.

Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Guaranteed Obligations to contribution from each Guarantor, as applicable, in an amount equal to such Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP. Calculation of each Guarantor’s pro rata portion of any payment shall be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

ARTICLE XI
MISCELLANEOUS

SECTION 11.01.          [Reserved.]

SECTION 11.02.          Notices.

Any notice or communication by the Company, the Issuer, the Trustee or an Agent to the other parties is duly given if in writing in English that is signed manually or by way of a digital signature provided by a digital signature provider (as specified in writing to the Trustee by an Officer) and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or electronic transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Company or the Issuer:

[In care of] Gannet Co., Inc.
7950 Jones Branch Drive
Mclean, VA 22107
Attn:  Treasurer or Assistant Treasurer

with copies to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attn:  C. Daniel Haaren

If to the Trustee, Notes Collateral Agent, Registrar, Paying Agent or Authenticating Agent:

U.S. Bank National Association

425 Walnut Street, 6th Floor
Cincinnati, OH 45202
Attn: William Sicking
Telephone: (513) 632-4278
Facsimile: (513) 632-5511
Email: william.sicking@usbank.com

The Issuer agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

The Issuer, the Trustee or the Agents, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

The Trustee and the Agents, as applicable, agree to accept and act upon email with portable document format (PDF) attached or facsimile transmission of written instructions pursuant to this Indenture; provided, however, that such transmissions shall be signed by an authorized representative of the party providing such instructions or directions.

All notices and communications (other than those sent to the Trustee, Agents or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee, Agents or Holders shall be deemed duly given and effective only upon receipt. Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the security register for the Notes. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 11.03.          [Reserved.]

SECTION 11.04.          Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee or an Agent to take any action under any provision of this Indenture (except for authentication of the Notes by the Trustee on the Issue Date or entry into any supplemental indenture pursuant to Section 4.13, which shall not require an Opinion of Counsel, or unless otherwise specified in this Indenture), the Issuer shall furnish to the Trustee and/or Agent, as applicable:

(a)          an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee and/or Agent, as applicable, (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)          an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee and/or Agent, as applicable, (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

SECTION 11.05.          Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) and shall include:

(a)          a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)          a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)          a statement that, in the opinion of such Person, such Person has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)          a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 11.06.          Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The

Registrar, Paying Agent or Authenticating Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.07.          Business Days.

If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Regular Record Date is not a Business Day, the record date shall not be affected.

SECTION 11.08.          No Personal Liability of Directors, Managers, Officers, Employees and Stockholders.

No past, present or future director, manager, officer, employee, incorporator or stockholder of the Issuer, any Guarantor or the Trustee, as such, shall have any liability for any obligations of the Issuer or of the Guarantors under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 11.09.          Governing Law; Waiver of Jury Trial.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES.

EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE (AND EACH HOLDER AND OWNER OF A BENEFICIAL INTEREST IN A NOTE BY ITS ACCEPTANCE OF A NOTE OR A BENEFICIAL INTEREST THEREIN, WILL BE DEEMED TO)  IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.10.          No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.11.          Successors.

All covenants and agreements of the Issuer in this Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee and the Agents in this Indenture shall bind their respective successors.

SECTION 11.12.          Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.13.          Counterpart Originals.

The parties may sign any number of copies of this Indenture, including in electronic PDF format. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture (including, without limitation, the Notes, the Guarantees and any Officer’s Certificate) shall be deemed to include electronic signatures, including, without limitation, digital signature provided by Docusign or Adobe (or such other digital signature provider as specified in writing to the Trustee by the authorized representation), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature. Signatures of all the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes other than the Trustee’s signature on the certificate of authentication on each Note.

SECTION 11.14.          Table of Contents, Headings, Etc.

The table of contents, cross-reference table and headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.15.          Force Majeure.

In no event shall the Trustee or the Agents be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility; it being understood that the Trustee and the Agents, as applicable, shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 11.16.          Patriot Act Compliance.

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable AML Law”), the Trustee and Agent are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and Agent. Accordingly, each of the parties agree to provide to the Trustee and Agent, upon their reasonable request from time to time such identifying information and documentation as may be reasonably available for such party in order to enable the Trustee and Agent to comply with Applicable AML Law.

ARTICLE XII
[Reserved.]

ARTICLE XIII
COLLATERAL AND SECURITY

SECTION 13.01.          Collateral and Notes Collateral Documents.

(a)          On the Issue Date, the Issuer, the Guarantors and the Notes Collateral Agent shall enter into the Collateral Agreement and one or more other Notes Collateral Documents defining the terms of the security interests that will secure the Notes and the Guarantees as contemplated therein. The Issuer shall use its commercially reasonable efforts to complete or cause to be completed on or prior to the Issue Date all filings and other similar actions required on its part under the Notes Collateral Documents in connection with perfection of such security interests.

(b)          The payment of the principal of and interest and premium, if any, on the Notes when due, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Issuer pursuant to the Notes, or by the Guarantors pursuant to the Guarantees, the payment of all other Notes Obligations and the performance of all other obligations of the Issuer and the Guarantors under this Indenture, the Notes, the Guarantees and the Notes Collateral Documents shall be secured as provided in the Notes Collateral Documents, which the Company, the Issuer and the applicable Subsidiary Guarantors entered into on the Issue Date and will be secured by the Collateral as set forth in Notes Collateral Documents hereafter entered into or delivered as required or permitted by this Indenture.  The Company shall, and shall cause the Issuer and each other Guarantor to, and the Issuer and each other Guarantor shall, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) and all other actions as are required by the Notes Collateral Documents to maintain (at the sole cost and expense of the Company) the security interest created by the Notes Collateral Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Notes Collateral Documents) as a perfected security interest subject only to Permitted Liens.

(c)          Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to perfect all security interests in the Collateral (other than Material Real Property) on or prior to the Issue Date and, with respect to any Collateral (other than Material Real Property), for which security interests have not been granted or perfected on or prior to the Issue Date, cause the taking of additional actions required to grant or perfect the security interest in the Collateral (other than Material Real Property) required to be pledged under this Indenture and the Notes Collateral Documents within 90 days following the Issue Date (or such later date as agreed by the Applicable Possessory Collateral Agent (as defined in the Collateral Agreement)). With respect to Material Real Property, the Company shall deliver within 90 days following the Issue Date or the date of acquisition of such Material Real Property, as applicable (or such later date as agreed by the Applicable Possessory Collateral Agent): (i) a mortgage, deed of trust or deed to secure debt, as applicable, suitable for recording in the jurisdiction in which the applicable Material Real Property is located, creating and securing a lien on such property in favor of the Notes Collateral Agent; (ii) a policy or policies or marked-up unconditional binder of lender’s title insurance, paid for by the Issuer, the Company and the Subsidiary Guarantors, issued by a nationally recognized title insurance company, insuring the Lien of each mortgage as a valid Lien on the mortgaged property described therein, free of any title exceptions and other Liens except Permitted Liens, (iii) an as-is survey of the property subject to any such mortgage certified to the Company, Notes Collateral Agent and the title company (including all improvements, easements and other customary matters thereon), meeting minimum standard detail requirements for ALTA/ACSM Land Title Surveys as such requirements are in effect on the date of preparation of such survey (provided, that to the extent the title company is willing to issue a lender’s policy of title insurance without a so-called general survey exception based upon an existing survey, no such new survey or updated survey shall be required); and (iv) customary opinions of counsel addressing such matters as are addressed in the comparable opinions provided to the holders of other First Priority Obligations.

SECTION 13.02.          Notes Collateral Agent.

(a)          The Notes Collateral Agent is authorized and empowered to appoint one or more co-Notes Collateral Agents as it deems necessary or appropriate.

(b)          Subject to Article VII, neither the Trustee nor the Notes Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Notes Collateral Documents, for the creation, perfection, priority, sufficiency or protection of any Lien securing Notes Obligations, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens securing Notes Obligations or the Notes Collateral Documents or any delay in doing so.

(c)          The Notes Collateral Agent will be subject to such directions as may be given it by the Trustee from time to time (as required or permitted by this Indenture); provided that in the event of conflict between directions received pursuant to the Notes Collateral Documents and the Intercreditor Agreements and directions received hereunder, the Notes Collateral Agent will be subject to directions received pursuant to the Notes Collateral Documents and the Intercreditor Agreements.  Except as directed by the Trustee as required or permitted by this Indenture and any other representatives or pursuant to the Notes Collateral Documents or the Intercreditor Agreements, the Notes Collateral Agent will not be obligated:

(i)          to act upon directions purported to be delivered to it by any other Person;

(ii)          to foreclose upon or otherwise enforce any Lien securing Notes Obligations; or

(iii)          to take any other action whatsoever with regard to any or all of the Liens securing Notes Obligations, Notes Collateral Documents or Collateral.

(d)          The Notes Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of the Liens securing Notes Obligations or the Notes Collateral Documents.

(e)          In acting as Notes Collateral Agent, the Notes Collateral Agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article VII hereof.

(f)          The holders of Notes agree that the Notes Collateral Agent shall be entitled to the rights, privileges, protections, immunities, indemnities and benefits provided to the Notes Collateral Agent by this Indenture and the Notes Collateral Documents.  Furthermore, each holder of a Note, by accepting such Note, consents to the terms of and authorizes and directs the Trustee (in each of its capacities) and the Notes Collateral Agent to enter into and perform each of the Intercreditor Agreements and Notes Collateral Documents in each of its capacities thereunder.

(g)          [Reserved.]

(h)          At all times when the Trustee is not itself the Notes Collateral Agent, upon request of the Trustee, the Company will deliver to the Trustee copies of all Notes Collateral Documents delivered to the Notes Collateral Agent and copies of all documents delivered to the Notes Collateral Agent pursuant to this Indenture and the Notes Collateral Documents.

(i)          For so long as the First Lien Intercreditor Agreement is in effect, in taking any action or making any determination under this Indenture under the Notes Collateral Documents (including grants of extensions or exemptions), the Notes Collateral Agent shall be entitled to rely on the determination of the Term Loan Collateral Agent in accordance with the terms of the First Lien-First Lien Intercreditor Agreement.

SECTION 13.03.          Authorization of Actions to be Taken.

(a)          Each holder of Notes, by its acceptance thereof, appoints the Notes Collateral Agent as its collateral agent under the Notes Collateral Documents, consents and agrees to the terms of each Notes Collateral Document and the Intercreditor Agreements, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and/or the Notes Collateral Agent to enter into the Intercreditor Agreements and the Notes Collateral Documents to which it is a party, authorizes and empowers the Trustee to direct the Notes Collateral Agent to enter into, and the Notes Collateral Agent to execute and deliver, the Notes Collateral Documents and the Intercreditor Agreements and authorizes and empowers the Trustee and the Notes Collateral Agent to bind the holders of Notes and other holders of Notes Obligations secured by the Collateral as set forth in the Notes Collateral Documents to which it is a party and the Intercreditor Agreements and to perform its obligations and exercise its rights and powers thereunder.

(b)          Subject to the provisions of the Intercreditor Agreements and the Notes Collateral Documents, the Trustee and the Notes Collateral Agent are authorized and empowered to receive for the benefit of the holders of Notes any funds collected or distributed under the Notes Collateral Documents to which the Notes Collateral Agent or Trustee is a party and to make further distributions of such funds to the holders of Notes according to the provisions of this Indenture.

(c)          Subject to the provisions of Articles VI and VII hereof, the Intercreditor Agreements and the Notes Collateral Documents, upon the occurrence and continuance of an Event of Default, the Trustee may, in its sole discretion and without the consent of the holders, direct, on behalf of the holders, the Notes Collateral Agent to take all actions it deems necessary or appropriate in order to:

(1)          foreclose upon or otherwise enforce any or all of the Liens securing the First Priority Obligations;

(2)          enforce any of the terms of the Notes Collateral Documents to which the Notes Collateral Agent or Trustee is a party; or

(3)          collect and receive payment of any and all Notes Obligations.

Subject to the Intercreditor Agreements, the Trustee is authorized and empowered to institute and maintain, or direct the Notes Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Liens securing the Notes Obligations or the Notes Collateral Documents to which the Notes Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Notes Collateral Documents to which the Notes Collateral Agent or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may deem expedient to preserve or protect its interests and the interests of the holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of holders, the Trustee or the Notes Collateral Agent

SECTION 13.04.          Release.

(a)          Notwithstanding anything to the contrary in the Notes Collateral Documents or the Intercreditor Agreements, Collateral may be released from the Lien and security interest created by the Notes Collateral Documents to secure the Notes and obligations under this Indenture at any time or from time to time in accordance with the provisions of the Intercreditor Agreements or the Notes Collateral Documents or as provided hereby.  The applicable assets included in the Collateral shall be automatically released from the Liens securing the Notes, and the applicable Subsidiary Guarantor shall be automatically released from its obligations under this Indenture and the Notes Collateral Documents, under any one or more of the following circumstances or any applicable circumstance as provided in the Intercreditor Agreements or the Notes Collateral Documents:

(i)          to enable the Company, the Issuer or any Subsidiary Guarantor to consummate the disposition (other than any disposition to the Company, the Issuer or a Subsidiary Guarantor) of such property or assets to the extent not prohibited under Article IV hereof;

(ii)          [reserved];

(iii)          in respect of the property and assets of a Subsidiary Guarantor, upon the release or discharge of the Subsidiary Guarantee of such Subsidiary Guarantor in accordance with this Indenture;

(iv)          in respect of any Collateral transferred to a third party or otherwise disposed of in connection with any enforcement by the Notes Collateral Agent in accordance with the Intercreditor Agreements;

(v)          pursuant to an amendment or waiver in accordance with Article IX hereof; and

(vi)          in accordance with the applicable provisions of the Intercreditor Agreements or the Notes Collateral Documents.

In addition, (i) the security interests granted pursuant to the Notes Collateral Documents securing the Notes Obligations shall automatically terminate and/or be released all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the applicable Grantors (as defined in the applicable Notes Collateral Documents), as of the date when all the Notes Obligations under this Indenture and the Notes Collateral Documents (other than contingent or unliquidated obligations or liabilities not then due) have been paid in full in cash or immediately available funds; and (ii) the security interests granted pursuant to the Notes Collateral Documents securing the Notes Obligations shall automatically terminate as of the date when the holders of at least two thirds in aggregate principal amount of all Notes issued under this Indenture consent to the termination of the Notes Collateral Documents.

In connection with any termination or release pursuant to this Section 13.04(a), subject to the Intercreditor Agreements, the Notes Collateral Agent shall execute and deliver to any Grantor (as defined in the applicable Notes Collateral Documents), at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release (including, without limitation, the authorization to file UCC termination statements), and will duly assign and transfer to such Grantor, such of the Collateral that may be in the possession of the Notes Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Indenture or the Notes Collateral Documents.  Any execution and delivery of documents pursuant to this Section 13.04(a) shall be without recourse to or warranty by the Notes Collateral Agent.  In connection with any release pursuant to this Section 13.04(a), the Grantors shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of UCC termination statements.

Upon the receipt of an Officer’s Certificate from the Company, if requested as described in Section 13.04(b) below, if applicable, and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Notes Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Notes Collateral Documents or the Intercreditor Agreements.

(b)          Notwithstanding anything herein to the contrary, in connection with (x) any release of Collateral pursuant to Section 13.04(a), the Notes Collateral Agent may, but shall not be required to, request an Officer’s Certificate and Opinion of Counsel certifying that all conditions precedent, including, without limitation, this Section 13.04, have been met and stating under which of the circumstances set forth in Section 13.04(a)  above the Collateral is being released have been delivered to the Notes Collateral Agent on or prior to the date of such release or, in the case of clause (y) above, the date on which the Notes Collateral Agent executes any such instrument.

(c)          Notwithstanding anything herein to the contrary, at any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the Notes Collateral Agent, no release of Collateral from or after the time of such acceleration pursuant to the provisions of this Indenture or the Notes Collateral Documents will be effective as against the holders, except as otherwise provided in the Intercreditor Agreements.

SECTION 13.05.          Release Upon Termination of the Obligations. In the event that the Company delivers to the Trustee an Officer’s Certificate and Opinion of Counsel certifying that all the Obligations under this Indenture, the Notes and the Notes Collateral Documents have been satisfied and discharged by the payment in full of the Issuer’s Obligations under the Notes, this Indenture and the Notes Collateral Documents, and all such Obligations have been so satisfied, the Trustee shall deliver to the Company and the Notes Collateral Agent a notice stating that the Trustee, on behalf of the holders, without recourse or warranty, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Notes Collateral Documents, and upon receipt by the Notes Collateral Agent of such notice, the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary at the request and expense of the Company to release such Lien as soon as is reasonably practicable.

SECTION 13.06.          Limitation on Duty of Notes Collateral Agent in Respect of Collateral; Indemnification.

(a)          Beyond the exercise of reasonable care in the custody thereof, the Notes Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Notes Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b)          The Notes Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the

Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Subject to Section 13.02 of this Indenture, the Notes Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Intercreditor Agreements or any other Notes Collateral Documents by the Company, the Subsidiary Guarantors or the Trustee. The Notes Collateral Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any counsel, accountant, appraiser or other expert or adviser, whether retained or employed by the Company or by the Notes Collateral Agent, in relation to any matter arising in the administration of the Notes Collateral Documents.

SECTION 13.07.          Maintenance of Insurance. The Company shall maintain, and cause each of its Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including general liability, hazard, rent, worker’s compensation and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.  Subject in each case to the Notes Collateral Documents, including the Intercreditor Agreements, (a) all policies covering the Collateral are to be made payable to the Notes Collateral Agent as its interests may appear, in case of loss, under a standard noncontributory “lender” or “secured party” clause, (b) all certificates of insurance are to be delivered to the Notes Collateral Agent promptly after its request, with the loss payable and additional insured endorsement in favor of the Notes Collateral Agent and such other Persons as the Notes Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ (10 days’ in the case of non-payment) prior written notice to the Notes Collateral Agent of the exercise of any right of cancellation.  If the Company or any of its Restricted Subsidiaries fails to maintain such insurance, the Notes Collateral Agent may arrange for such insurance, but at the Company’s expense and without any responsibility on the Notes Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims, and (c) upon the occurrence and during the continuance of an Event of Default, the Notes Collateral Agent shall have the sole right, in the name of the Company or any Restricted Subsidiary, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.  The Company shall provide the Notes Collateral Agent annually, within 45 days after the end of the Company’s fiscal year, with an Officer’s Certificate certifying compliance with the provisions of this Section 13.07.  The Notes Collateral Agent shall be entitled to conclusively rely upon said Officer’s Certificate as to the Company’s compliance with the foregoing insurance requirements without further inquiry.  The Notes Collateral Agent makes no representation as to and shall have no responsibility for the sufficiency or adequacy of the insurance or the issuing insurer.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

GANNETT HOLDINGS, LLC

By:	/s/ Michael E. Reed
	Name:	Michael E. Reed
	Title:	President and Chief Executive Officer

GANNETT CO., INC.

By:	/s/ Michael E. Reed
	Name:	Michael E. Reed
	Title:	President and Chief Executive Officer

SUBSIDIARY GUARANTORS:

BRIDGETOWER MEDIA HOLDING COMPANY
CA ALABAMA HOLDINGS, INC.
CA LOUISIANA HOLDINGS, INC.
CA MASSACHUSETTS HOLDINGS, INC.
CA NORTH CAROLINA HOLDINGS, INC.
CA SOUTH CAROLINA HOLDINGS, INC.
COPLEY OHIO NEWSPAPERS, INC.
DAILY JOURNAL OF COMMERCE, INC.
DAILY REPORTER PUBLISHING COMPANY
DB ACQUISITION, INC.
DB ARKANSAS HOLDINGS, INC.
DB IOWA HOLDINGS, INC.
DB NORTH CAROLINA HOLDINGS, INC.
DB OKLAHOMA HOLDINGS, INC.
DB TENNESSEE HOLDINGS, INC.
DB TEXAS HOLDINGS, INC.
DB WASHINGTON HOLDINGS, INC.
FINANCE AND COMMERCE, INC.
GATEHOUSE MEDIA ALASKA HOLDINGS, INC.
GATEHOUSE MEDIA ARKANSAS HOLDINGS, INC.
GATEHOUSE MEDIA CALIFORNIA HOLDINGS, INC.
GATEHOUSE MEDIA COLORADO HOLDINGS, INC.
GATEHOUSE MEDIA CONNECTICUT HOLDINGS, INC.
GATEHOUSE MEDIA CORNING HOLDINGS, INC.
GATEHOUSE MEDIA DELAWARE HOLDINGS, INC.
GATEHOUSE MEDIA DIRECTORIES HOLDINGS, INC.
GATEHOUSE MEDIA FREEPORT HOLDINGS, INC.
GATEHOUSE MEDIA GEORGIA HOLDINGS, INC.
GATEHOUSE MEDIA ILLINOIS HOLDINGS II, INC.
GATEHOUSE MEDIA ILLINOIS HOLDINGS, INC.
GATEHOUSE MEDIA INDIANA HOLDINGS, INC.
GATEHOUSE MEDIA IOWA HOLDINGS, INC.
GATEHOUSE MEDIA KANSAS HOLDINGS II, INC.
GATEHOUSE MEDIA KANSAS HOLDINGS, INC.
GATEHOUSE MEDIA LANSING PRINTING, INC.
GATEHOUSE MEDIA LOUISIANA HOLDINGS, INC.
GATEHOUSE MEDIA MACOMB HOLDINGS, INC.
GATEHOUSE MEDIA MANAGEMENT SERVICES, INC.
GATEHOUSE MEDIA MARYLAND HOLDINGS, INC.
GATEHOUSE MEDIA MASSACHUSETTS I, INC.
GATEHOUSE MEDIA MASSACHUSETTS II, INC.
GATEHOUSE MEDIA MICHIGAN HOLDINGS II, INC.
GATEHOUSE MEDIA MICHIGAN HOLDINGS, INC.
GATEHOUSE MEDIA MINNESOTA HOLDINGS, INC.
GATEHOUSE MEDIA MISSOURI HOLDINGS II, INC.
GATEHOUSE MEDIA MISSOURI HOLDINGS, INC.
GATEHOUSE MEDIA NEBRASKA HOLDINGS, INC.
GATEHOUSE MEDIA NEW YORK HOLDINGS, INC.
GATEHOUSE MEDIA NORTH DAKOTA HOLDINGS, INC.

By:	/s/ Mark Maring
Name: Mark Maring
Title: Senior Vice President of Finance and Treasurer

GATEHOUSE MEDIA OHIO HOLDINGS II, INC.
GATEHOUSE MEDIA OHIO HOLDINGS, INC.
GATEHOUSE MEDIA OKLAHOMA HOLDINGS, INC.
GATEHOUSE MEDIA OREGON HOLDINGS, INC.
GATEHOUSE MEDIA PENNSYLVANIA HOLDINGS, INC.
GATEHOUSE MEDIA SOUTH DAKOTA HOLDINGS, INC.
GATEHOUSE MEDIA SUBURBAN NEWSPAPERS, INC.
GATEHOUSE MEDIA TENNESSEE HOLDINGS, INC.
GATEHOUSE MEDIA TEXAS HOLDINGS II, INC.
GATEHOUSE MEDIA TEXAS HOLDINGS, INC.
GATEHOUSE MEDIA VIRGINIA HOLDINGS, INC.
LMG MAINE HOLDINGS, INC.
LMG MASSACHUSETTS, INC.
LMG NATIONAL PUBLISHING, INC.
LMG RHODE ISLAND HOLDINGS, INC.
LMG STOCKTON, INC.
LOCAL MEDIA GROUP HOLDINGS LLC
LOCAL MEDIA GROUP, INC.
LOCO SPORTS, LLC
MINERAL DAILY NEWS TRIBUNE, INC.
NEWS LEADER, INC.
SEACOAST NEWSPAPERS, INC.
SUREWEST DIRECTORIES
TERRY NEWSPAPERS, INC.
LMG NANTUCKET, INC.
THE MAIL TRIBUNE, INC.
THE NICKEL OF MEDFORD, INC.
THE PEORIA JOURNAL STAR, INC.
THRIVEHIVE, INC.
UPCURVE, INC.
W-SYSTEMS CORP.

By:	/s/ Mark Maring
Name: Mark Maring
Title: Senior Vice President of Finance and Treasurer

CYBERINK, LLC
By: GateHouse Media Pennsylvania Holdings, Inc., as its Sole Member
ENTERPRISE NEWSMEDIA HOLDING, LLC
By: GateHouse Media Massachusetts II, Inc., as its Sole Member
ENTERPRISE NEWSMEDIA, LLC
By: Enterprise NewsMedia Holding, LLC, as its Sole Member
By: GateHouse Media Massachusetts II, Inc., its Sole Member
ENTERPRISE PUBLISHING COMPANY, LLC
By: Enterprise NewsMedia LLC, as its Member
By: Enterprise NewsMedia Holding, LLC, its Member
By: GateHouse Media Massachusetts II, Inc., its Member
GEORGE W. PRESCOTT PUBLISHING COMPANY, LLC
By: Enterprise NewsMedia LLC, as its Sole Member
By: Enterprise NewsMedia Holding, LLC, as its Sole Member
By: GateHouse Media Massachusetts II, Inc., as its Sole Member
LOW REALTY, LLC
By: Enterprise NewsMedia LLC, as its Sole Member
By: Enterprise NewsMedia Holding, LLC, as its Sole Member
By: GateHouse Media Massachusetts II, Inc., as its Sole Member
LRT FOUR HUNDRED, LLC
By: Enterprise NewsMedia LLC, as its Sole Member
By: Enterprise NewsMedia Holding, LLC, as its Sole Member
By: GateHouse Media Massachusetts II, Inc., as its Sole Member
UPCURVE CLOUD LLC
	By:	UpCurve, Inc.

By:	/s/ Mark Maring
Name: Mark Maring
Title: Senior Vice President of Finance and Treasurer

ACTION ADVERTISING, INC.
ALEXANDRIA NEWSPAPERS, INC.
BAXTER COUNTY NEWSPAPERS, INC.
BIZZY, INC.
BOAT SPINCO, INC.
CITIZEN PUBLISHING COMPANY
DES MOINES REGISTER AND TRIBUNE COMPANY
DESK SPINCO, INC.
DETROIT FREE PRESS, INC.
DIGICOL, INC.
EVANSVILLE COURIER COMPANY, INC.
FEDERATED PUBLICATIONS, INC.
GANNETT GP MEDIA, INC.
GANNETT INTERNATIONAL COMMUNICATIONS, INC.
GANNETT MEDIA CORP.
GANNETT MHC MEDIA, INC.
GANNETT MISSOURI PUBLISHING, INC.
GANNETT RETAIL ADVERTISING GROUP, INC.
GANNETT RIVER STATES PUBLISHING CORPORATION
GANNETT SB, INC.
GANNETT SUPPLY CORPORATION
GANNETT VERMONT PUBLISHING, INC.
GUAM PUBLICATIONS, INCORPORATED
JOURNAL COMMUNITY PUBLISHING GROUP, INC.
JOURNAL MEDIA GROUP, INC.
JOURNAL SENTINEL INC.
KICKSERV, INC.
MEMPHIS PUBLISHING COMPANY
MULTIMEDIA, INC.
PACIFIC MEDIA, INC.
PHOENIX NEWSPAPERS, INC.
PRESS-CITIZEN COMPANY, INC.
REACHLOCAL CANADA, INC.
REACHLOCAL DP, INC.
REACHLOCAL INTERNATIONAL, INC.
REACHLOCAL, INC.
RENO NEWSPAPERS, INC.
SEDONA PUBLISHING COMPANY, INC.
THE ADVERTISER COMPANY
THE COURIER-JOURNAL, INC.
THE DESERT SUN PUBLISHING CO.
THE TIMES HERALD COMPANY
WORDSTREAM, INC.
X.COM, INC.
YORK DAILY RECORD-YORK SUNDAY NEWS LLC
YORK DISPATCH LLC

By:	/s/ Michael E. Reed
Name: Michael E. Reed
Title: President and Chief Executive Officer

ARIZONA NEWS SERVICE, LLC

By: Dolco Acquisition, LLC, as its Manager
By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, as its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

BRIDGETOWER MEDIA DLN, LLC

By: Dolco Acquisition, LLC, as its Manager
By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, as its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

IDAHO BUSINESS REVIEW, LLC

By: Dolco Acquisition, LLC, as its Manager
By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, as its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

LAWYER’S WEEKLY, LLC

By: Dolco Acquisition, LLC, as its Manager
By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, as its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

LONG ISLAND BUSINESS NEWS, LLC

By: Dolco Acquisition, LLC, as its Manager
By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, as its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

By:	/s/ Michael E. Reed
Name: Michael E. Reed
Title: President and Chief Executive Officer

MISSOURI LAWYERS MEDIA, LLC

By: Dolco Acquisition, LLC, as its Manager
By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, as its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

NEW ORLEANS PUBLISHING GROUP, L.L.C.

By: Dolco Acquisition, LLC, as its Manager
By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, as its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

THE DAILY RECORD COMPANY, LLC

By: Dolco Acquisition, LLC, as its Manager
By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, as its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

THE JOURNAL RECORD PUBLISHING CO., LLC

By: Dolco Acquisition, LLC, as its Manager
By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, as its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

THE NWS COMPANY, LLC

By: Dolco Acquisition, LLC, as its Manager
By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, as its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

By:	/s/ Michael E. Reed
Name: Michael E. Reed
Title: President and Chief Executive Officer

BRIDGETOWER MEDIA, LLC

By: Dolco Acquisition, LLC, as its Sole Member
By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, as its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

CA FLORIDA HOLDINGS, LLC

By: Cummings Acquisition, LLC, as its Sole Member
By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, as its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

CUMMINGS ACQUISITION, LLC

By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

DOLCO ACQUISITION, LLC

By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

ENHE ACQUISITION, LLC

By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

LIBERTY SMC, L.L.C.

By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

By:	/s/ Michael E. Reed
Name: Michael E. Reed
Title: President and Chief Executive Officer

GANNETT VENTURES LLC
By: New Media Ventures Group LLC, as its Sole Member By: Gannett Media Corp., as its Sole Member
GATEHOUSE MEDIA HOLDCO, LLC

By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, its Sole Member
By: New Media Holdings II LLC, its Sole Member
By: New Media Holdings I LLC, its Sole Member
By: Gannett Media Corp., as its Sole Member

GATEHOUSE MEDIA INTERMEDIATE HOLDCO, LLC
By: GateHouse Media, LLC, as its Member By: New Media Holdings II LLC, its Sole Member By: New Media Holdings I LLC, its Sole Member By: Gannett Media Corp., as its Sole Member
GATEHOUSE MEDIA OPERATING, LLC

By: GateHouse Media Holdco, LLC, as its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, its Sole Member
By: New Media Holdings I LLC, its Sole Member
By: Gannett Media Corp., as its Sole Member

GATEHOUSE MEDIA, LLC
By: New Media Holdings II LLC, as its Sole Member By: New Media Holdings I LLC, its Sole Member By: Gannett Media Corp., as its Sole Member
NEW MEDIA HOLDINGS I LLC
By: Gannett Media Corp., as its Sole Member
NEW MEDIA HOLDINGS II LLC
By: New Media Holdings I LLC, as its Sole Member By: Gannett Media Corp., as its Sole Member
NEW MEDIA VENTURES GROUP LLC
By: Gannett Media Corp., as its Sole Member
NOPG, L.L.C.

By: New Orleans Publishing Group, L.L.C., as its Manager
By: Dolco Acquisition, LLC, as its Manager
By: GateHouse Media Operating, LLC, as its Sole Member
By: GateHouse Media Holdco, LLC, as its Sole Member
By: GateHouse Media Intermediate Holdco, LLC, as its Sole Member
By: GateHouse Media, LLC, as its Sole Member
By: New Media Holdings II LLC, as its Sole Member
By: New Media Holdings I LLC, as its Sole Member
By: Gannett Media Corp., as its Sole Member

VENTURES ENDURANCE, LLC
By: Gannett Ventures LLC, as its Manager By: New Media Ventures Group LLC, as its Sole Member By: Gannett Media Corp., as its Sole Member
VENTURES ENDURANCE EVENTS, LLC
By: Ventures Endurance, LLC, as its Sole Member By: Gannett Ventures LLC, as its Manager By: New Media Ventures Group LLC, as its Sole Member By: Gannett Media Corp., as its Sole Member

By:	/s/ Michael E. Reed
Name: Michael E. Reed
Title: President and Chief Executive Officer

DEALON, LLC
By: ReachLocal, Inc., as its Sole Member
DES MOINES PRESS CITIZEN LLC
By: Des Moines Register and Tribune Company, as its Sole Member
DESERT SUN PUBLISHING, LLC
By: Gannett Media Services, LLC, as its Sole Member
By Gannett Media Corp., as its Member By: The Desert Sun Publishing Co., as its Member By: Gannett Satellite Information Network, LLC, as its Member
By: Gannett Media Corp., as its Sole Member
By: Gannett International Communications, Inc., as its Member
FOODBLOGS, LLC
By: Grateful Media, LLC, as its Sole Member. By: Gannett Satellite Information Network, LLC, as its Sole Member By: Gannett Media Corp., as its Sole Member
GANNETT MEDIA SERVICES, LLC
By: Gannett Media Corp., as its Member By: The Desert Sun Publishing Co., as its Member By: Gannett Satellite Information Network, LLC, as its Member
By: Gannett Media Corp., as its Sole Member
By: Gannett International Communications, Inc., as its Member
GANNETT PUBLISHING SERVICES, LLC
By: Gannett Satellite Information Network, LLC, as its Managing Member By: Gannett Media Corp., as its Sole Member
GANNETT SATELLITE INFORMATION NETWORK, LLC
By: Gannett Media Corp., as its Sole Member
GANNETT UK MEDIA, LLC
By: Gannett Media Corp., as its Sole Member
GFHC, LLC
By: Gannett Media Corp., as its Sole Member
GNSS LLC
By: Gannett Media Corp., as its Sole Member
LOCALIQ LLC
By: Gannett Media Corp., as its Sole Member
THE SUN COMPANY OF SAN BERNARDINO, CALIFORNIA LLC
By: Gannett Media Services, LLC, as its Sole Member
By Gannett Media Corp., as its Member By: The Desert Sun Publishing Co., as its Member By: Gannett Satellite Information Network, LLC, as its Member
By: Gannett Media Corp., as its Sole Member
By: Gannett International Communications, Inc., as its Member
VISALIA NEWSPAPERS LLC
By: Gannett Media Services, LLC, as its Sole Member
By Gannett Media Corp., as its Member By: The Desert Sun Publishing Co., as its Member By: Gannett Satellite Information Network, LLC, as its Member
By: Gannett Media Corp., as its Sole Member
By: Gannett International Communications, Inc., as its Member

By:	/s/ Michael E. Reed
Name: Michael E. Reed
Title: President and Chief Executive Officer

GCOE, LLC
By: Gannett Satellite Information Network, LLC, as its Managing Member By: Gannett Media Corp., as its Sole Member
GRATEFUL MEDIA, LLC
By: Gannett Satellite Information Network, LLC, as its Managing Member By: Gannett Media Corp., as its Sole Member
USA TODAY SPORTS MEDIA GROUP, LLC
By: Gannett Satellite Information Network, LLC, as its Managing Member By: Gannett Media Corp., as its Sole Member
GCCC, LLC
Gannett Missouri Publishing, Inc., as its Sole Member
IMAGN CONTENT SERVICES, LLC
By: USA Today Sports Media Group, LLC, as its Sole Member By: Gannett Satellite Information Network, LLC, as its Managing Member By: Gannett Media Corp., as its Sole Member
REACHLOCAL INTERNATIONAL GP LLC
By: ReachLocal International, Inc.
SALINAS NEWSPAPERS LLC
By: Gannett Media Services, LLC, as its Sole Member
By: Gannett Media Corp., as its Member By: The Desert Sun Publishing Co., as its Member By: Gannett Satellite Information Network, LLC, as its Member
By: Gannett Media Corp., as its Sole Member
By: Gannett International Communications, Inc., as its
SCRIPPS NP OPERATING, LLC
By: Desk Spinco Inc., as its Sole Member
TEXAS-NEW MEXICO NEWSPAPERS, LLC
By: Texas-New Mexico Newspapers, LLC, as its Manager By: The Sun Company of San Bernardino, California LLC, as its Managing Member By: Gannett Media Services, LLC, as its Sole Member
By: Gannett Media Corp., as its Member By: The Desert Sun Publishing Co., as its Member By: Gannett Satellite Information Network, LLC, as its Member
By: Gannett Media Corp., as its Sole Member
By: Gannett International Communications, Inc., as its Member

By:	/s/ Michael E. Reed
Name: Michael E. Reed
Title: President and Chief Executive Officer

THANKSGIVING VENTURES, LLC
By: Grateful Media, LLC By: Gannett Satellite Information Network, LLC, as its Sole Member By: Gannett Media Corp., as its Sole Member
YORK NEWSPAPER COMPANY
By: York Newspapers Holdings, L.P., as its General Partner

By: York Partnership Holdings, LLC, as its General Partner
By: Texas-New Mexico Newspapers, LLC, as its Managing Member
By: The Sun Company of San Bernardino, California LLC, as its Managing Member
By: Gannett Media Services, LLC, as its Sole Member

By Gannett Media Corp., as its Member By: The Desert Sun Publishing Co., as its Member By: Gannett Satellite Information Network, LLC, as its Member
By: Gannett Media Corp., as its Sole Member
By: Gannett International Communications, Inc., as its Member
By: York Partnership Holdings, LLC, as its General Partner
By: Texas-New Mexico Newspapers, LLC, as its Managing Member By: The Sun Company of San Bernardino, California LLC, as its Managing Member By: Gannett Media Services, LLC, as its Sole Member
By Gannett Media Corp., as its Member By: The Desert Sun Publishing Co., as its Member By: Gannett Satellite Information Network, LLC, as its Member
By: Gannett Media Corp., as its Sole Member
By: Gannett International Communications, Inc., as its Member

By:	/s/ Michael E. Reed
Name: Michael E. Reed
Title: President and Chief Executive Officer

YORK NEWSPAPERS HOLDINGS, L.P.

By: York Partnership Holdings, LLC, as its General Partner
By: Texas-New Mexico Newspapers, LLC, as its Managing Member
By: The Sun Company of San Bernardino, California LLC, as its Managing Member
By: Gannett Media Services, LLC, as its Sole Member

By Gannett Media Corp., as its Member By: The Desert Sun Publishing Co., as its Member By: Gannett Satellite Information Network, LLC, as its Member
By: Gannett Media Corp., as its Sole Member
By: Gannett International Communications, Inc., as its Member
YORK NEWSPAPERS HOLDINGS, LLC

By: York Newspapers Holdings, L.P., as its Sole Member
By: York Partnership Holdings, LLC, as its General Partner
By: Texas-New Mexico Newspapers, LLC, as its Managing Member
By: The Sun Company of San Bernardino, California LLC, as its Managing Member
By: Gannett Media Services, LLC, as its Sole Member

By Gannett Media Corp., as its Member By: The Desert Sun Publishing Co., as its Member By: Gannett Satellite Information Network, LLC, as its Member
By: Gannett Media Corp., as its Sole Member
By: Gannett International Communications, Inc., as its Member
YORK PARTNERSHIP HOLDINGS, LLC
By: Texas-New Mexico Newspapers, LLC, as its Manager By: The Sun Company of San Bernardino, California LLC, as its Managing Member By: Gannett Media Services, LLC, as its Sole Member
By Gannett Media Corp., as its Member By: The Desert Sun Publishing Co., as its Member By: Gannett Satellite Information Network, LLC, as its Member
By: Gannett Media Corp., as its Sole Member
By: Gannett International Communications, Inc., as its Member

By:	/s/ Michael E. Reed
Name: Michael E. Reed
Title: President and Chief Executive Officer

AMERICAN INFLUENCER AWARDS, LLC

By:	/s/ Jason Taylor
Name: Jason Taylor
Title: Manager

By:	/s/ Christopher Crellin
Name: Christopher Crellin
Title: Manager

GIDDYUP EVENTS, LLC MILWAUKEE MARATHON LLC ENMOTIVE COMPANY LLC

By:	/s/ Jason Taylor
Name: Jason Taylor
Title: Manager

GANNETT INTERNATIONAL FINANCE LLC

By:	/s/ Michael E. Reed
Name: Michael E. Reed
Title: Manager

By:	/s/ Douglas E. Horne
Name: Douglas E. Horne
Title: Manager

By:	/s/ Polly Grunfeld Sack
Name: Polly Grunfeld Sack
Title: Manager

TRUSTEE: U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Bill Sicking
Name: Bill Sicking
Title: Vice President

REGISTRAR, PAYING AGENT AND AUTHENTICATING AGENT: U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Bill Sicking
Name: Bill Sicking
Title: Vice President

COLLATERAL AGENT, U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Bill Sicking
Name: Bill Sicking
Title: Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert Global Note Legend if applicable]

[Insert  Private Placement Legend if applicable]

[Insert Regulation S Global Note Legend if applicable]

CUSIP:	ISIN:

[RULE 144A][REGULATION S] GLOBAL NOTE

6.000% First Lien Notes due 2026

No.______	$[__________]

GANNETT HOLDINGS LLC

promises to pay to Cede & Co., or registered assigns, the principal sum of          DOLLARS on November 1, 2026, as such amount may be changed from time to time pursuant to the Schedule of Exchanges of Interests attached hereto.

Interest Payment Dates: May 1 and November 1

Record Dates: April 15 and October 15

Issue Date:

GANNETT HOLDINGS LLC

By:
Name:
Title:

This is one of the Notes referred to in the
within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION,

as Authenticating Agent

Name:

Title:

By:

[FORM OF REVERSE SIDE OF NOTE]

6.000% First Lien Notes due 2026

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.          INTEREST. Gannett Holdings LLC (the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum of 6.000% from October 15, 2021 until maturity or earlier redemption or repayment of the Note. The Issuer will pay interest on this Note semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2022, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding April 15 and October 15 (each, a “Regular Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including October 15, 2021. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.          METHOD OF PAYMENT. The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that (a) all payments of principal, premium, if any, and interest on, Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee or the Paying Agent may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.          AUTHENTICATING AGENT, PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association will act as Authenticating Agent, Paying Agent and Registrar. The Issuer may change any Authenticating Agent, Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4.          INDENTURE. The Issuer issued the Notes under an Indenture, dated as of October 15, 2021 (the “Indenture”), among the Issuer, the Guarantors party thereto, U.S. Bank National Association, as trustee (the “Trustee”) and U.S. Bank National Association, as collateral agent (the “Notes Collateral Agent”), as authenticating agent (“Authenticating Agent”), registrar (“Registrar”) and paying agent (“Paying Agent”). The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.          OPTIONAL REDEMPTION. At any time prior to November 1, 2023, the Issuer may redeem all or a portion of the Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

On and after November 1, 2023, the Issuer may redeem the Notes, in whole or in part, at the following redemption prices (expressed as percentages of principal amount of Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below:

Year	Percentage
2023	103.000%
2024	101.500%
2025 and thereafter	100.000%

Until November 1, 2023, the Issuer may, at its option, on one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 106.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided that at least 60% of the sum of the aggregate principal amount of Notes originally issued under the Indenture (including any Additional Notes issued under the Indenture after the Issue Date) remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

During any twelve-month period commencing on or after the Issue Date and ending prior to November 1, 2023, the Issuer may redeem, in each such twelve-month period, up to 10% of the aggregate principal amount of the notes (including Additional Notes) issued under this Indenture at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption

Date, subject to the right of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

Any redemption pursuant to this Section 5 shall be made pursuant to the provisions of Section 3.07 of the Indenture.

6.          OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.11 of the Indenture.

7.          MANDATORY REDEMPTION. Except as set forth in Section 4.11 of the Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

8.          NOTICE OF REDEMPTION. At least 10 days but not more than 60 days before a Redemption Date, the Issuer shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address. Any redemption and notice thereof may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

9.          DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Registrar shall not be required to register the transfer of or exchange of (a) any Note selected for redemption in whole or in part pursuant to Article 3 of the Indenture, except the unredeemed portion of any Note being redeemed in part, or (b) any Note for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem Notes or 15 days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing date or Interest Payment Date, as the case may be.

10.          PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11.          AMENDMENT, SUPPLEMENT AND WAIVER The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

12.          DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default (other than an Event of Default specified in Section 6.01(7) with respect to the Company or any of its Significant Subsidiaries) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes issued under the Indenture may declare 100% of the principal of, premium, if any, and accrued and unpaid interest on, all the Outstanding Notes to be due and payable immediately. In the case of an Event of Default arising under Section 6.01(7) with respect to the Company or any of its Significant Subsidiaries, 100% of the principal of, premium, if any, and accrued and unpaid interest, if any, on all Outstanding Notes shall become and shall automatically be immediately due and payable without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. If a Default occurs and is continuing, the Trustee must send to each Holder notice of the Default within 90 days of occurrence. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal or interest, if it in good faith determines that withholding notice is in their interest.

13.          AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee or Authenticating Agent.

14.          GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

15.          CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee or Registrar may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

16.          NOTES COLLATERAL DOCUMENTS; INTERCREDITOR AGREEMENTS. Each Holder, by accepting a Note, shall be deemed to have consented and agreed to the terms of the Notes Collateral Documents and the performance by the Notes Collateral Agent of its obligations and the exercise of its rights thereunder and in connection therewith.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint	to transfer this Note on the books of the Issuer.
The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

●	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.11 of the Indenture, check the box below:

☐ Section 4.11

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.11 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

●	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $          . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

_______________

*          This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Gannett Holdings LLC
7950 Jones Branch Drive
Mclean, VA 22107
Attn:  Treasurer or Assistant Treasurer

U.S. Bank National Association
425 Walnut Street, 6th Floor
Cincinnati, OH 45202
Attn: William Sicking

Re:          6.000% First Lien Notes due 2026

Reference is hereby made to the Indenture, dated as of October 15, 2021 (the “Indenture”), among Gannett Holdings LLC, the Guarantors party thereto, U.S. Bank National Association, as trustee (the “Trustee”) and U.S. Bank National Association, as collateral agent, registrar, paying agent and authenticating agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $          in such Note[s] or interests (the “Transfer”), to          (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.          ❑ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT CERTIFICATED NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Certificated Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Certificated Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.          ❑ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT CERTIFICATED NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. ❑ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT CERTIFICATED NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Certificated Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)          ❑ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b)          ❑ such Transfer is being effected to the Issuer or a subsidiary thereof.

4. ❑ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED CERTIFICATED NOTE.

(c)          ❑ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Certificated Notes and in the Indenture.

(d)          ❑ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Certificated Notes and in the Indenture.

(e)          ❑ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Certificated Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a) ❑ a beneficial interest in the:

(i)     ❑ 144A Global Note ([CUSIP:                    ]), or

(ii)     ❑ Regulation S Global Note ([CUSIP:                    ]), or

(b) ❑ a Restricted Certificated Note.

2. After the Transfer the Transferee will hold:

[CHECK ONE]

(a) ❑ a beneficial interest in the:

(i)          ❑ 144A Global Note ([CUSIP:                     ]), or

(ii)          ❑ Regulation S Global Note ([CUSIP:                     ])or

(iii)          ❑ Unrestricted Global Note ([ ] [               ]); or

(b) ❑ a Restricted Certificated Note; or

(c) ❑ an Unrestricted Certificated Note, in accordance with the terms of the Indenture.

EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE

Gannett Holdings LLC
7950 Jones Branch Drive
Mclean, VA 22107
Attn:  Treasurer or Assistant Treasurer

U.S. Bank National Association
425 Walnut Street, 6th Floor
Cincinnati, OH 45202
Attn: William Sicking

Re:          6.000% First Lien Notes due 2026

Reference is hereby made to the Indenture, dated as of October 15, 2021 (the “Indenture”), among Gannett Holdings LLC, the Guarantors party thereto, U.S. Bank National Association, as trustee (the “Trustee”) and U.S. Bank National Association, as collateral agent, registrar, paying agent and authenticating agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED CERTIFICATED NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED CERTIFICATED NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES

a)          ❑ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note of the same series in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b)          ❑ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED CERTIFICATED NOTE OF THE

SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Certificated Note of the same series, the Owner hereby certifies (i) the Certificated Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Certificated Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c)          ❑ CHECK IF EXCHANGE IS FROM RESTRICTED CERTIFICATED NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Certificated Note for a beneficial interest in an Unrestricted Global Note of the same series, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Certificated Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d)          ❑ CHECK IF EXCHANGE IS FROM RESTRICTED CERTIFICATED NOTE TO UNRESTRICTED CERTIFICATED NOTE OF THE SAME SERIES. In connection with the Owner’s Exchange of a Restricted Certificated Note for an Unrestricted Certificated Note of the same series, the Owner hereby certifies (i) the Unrestricted Certificated Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Certificated Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Certificated Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED CERTIFICATED NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED CERTIFICATED NOTES OF THE SAME SERIES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES OF THE SAME SERIES

a)          ❑ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED CERTIFICATED NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Certificated Note of the same series with an equal principal amount, the Owner hereby certifies that the Restricted Certificated Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Certificated Note issued will continue to be subject to the restrictions on transfer enumerated in the Private

Placement Legend printed on the Restricted Certificated Note and in the Indenture and the Securities Act.

b)          ❑ CHECK IF EXCHANGE IS FROM RESTRICTED CERTIFICATED NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE OF THE SAME SERIES. In connection with the Exchange of the Owner’s Restricted Certificated Note for a beneficial interest in the [CHECK ONE] ❑144A Global Note ❑ Regulation S Global Note of the same series, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated

[Insert Name of Transferor]

By:
Name:
Title:

Dated:_____

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of        , among            (the “Guaranteeing Party”), U.S. Bank National Association, as trustee (the “Trustee”) and U.S. Bank National Association, as  collateral agent (“Notes Collateral Agent”) authenticating agent (“Authenticating Agent”), registrar (“Registrar”) and paying agent (“Paying Agent”).

WITNESSETH

WHEREAS, Gannett Holdings LLC, a Delaware limited liability company (the “Issuer”), has heretofore executed and delivered to the Trustee that certain Indenture (the “Indenture”), dated as of October 15, 2021, providing for the issuance of an unlimited aggregate principal amount of 6.000% First Lien Notes due 2026 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Party shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Party shall fully and unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture, jointly and severally with each other Guarantor, on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Party hereby agrees as follows:

(a) Along with all other Guarantors named in the Indenture (including pursuant to any supplemental indentures), to fully, unconditionally and irrevocably guarantee on a senior unsecured basis, jointly and severally, to each Holder and to the Trustee, the Agents and their respective successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at Stated Maturity, by acceleration or otherwise, and all other monetary obligations of the Issuer under the Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other monetary obligations of the Issuer under the Indenture and the Notes (all such obligations set forth in clauses (a) and (b) above being hereinafter collectively called the “Guaranteed Obligations”). Subject to the provisions of Article 10 of the Indenture, such Guarantee shall remain in full force and effect until payment in full of all Guaranteed Obligations. The Guaranteeing Party further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from Guaranteeing Party and that Guaranteeing Party will remain bound under Article 10 of the Indenture notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) The Guaranteeing Party waives presentation to, demand of, payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. The Guaranteeing Party waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of the Guaranteeing Party hereunder shall not be affected by (a) the failure of any Holder, the Trustee or Agents to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Supplemental Indenture, the Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Supplemental Indenture, the Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder, the Trustee or Agents for the Guaranteed Obligations or any of them; (e) the failure of any Holder, the Trustee or Agents to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (f) except as set forth in Section 10.05 of the Indenture, any change in the ownership of such Guarantor.

(c) The Guaranteeing Party further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder, the Trustee or Agents to any security held for payment of the Guaranteed Obligations.

(d) The Guaranteeing Party further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder, the Trustee or Agents upon the bankruptcy or reorganization of the Issuer or otherwise.

(e) The Guaranteeing Party further agrees that, as between it, on the one hand, and the Holders, the Trustee and the Agents, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 6 of the Indenture for the purposes of the Guaranteeing Party’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6 of the Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Party for the purposes of Section 10.01 of the Indenture and this Supplemental Indenture.

(f) The Guaranteeing Party also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Agents in enforcing any rights under Section 10.01 of the Indenture or this Supplemental Indenture.

(3) Limitation on Liability. The limitations of Section 10.02 of the Indenture shall apply to Section 2 of this Supplemental Indenture.

(4) Successors and Assigns. This Supplemental Indenture and Article 10 of the Indenture shall be binding upon the Guaranteeing Party and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Agents and the Holders and, in the event of any transfer or assignment of rights by any Holder, the Trustee or the Agents, the rights and privileges conferred upon that party in this Supplemental Indenture, in the Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

(5) No Waiver. Neither a failure nor a delay on the part of either the Trustee, the Agents or the Holders in exercising any right, power or privilege under this Supplemental Indenture or Article 10 of the Indenture shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Agents and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Supplemental Indenture and Article 10 of the Indenture at law, in equity, by statute or otherwise.

(6) Merger, Consolidation or Sale of All or Substantially All Assets.

Section 5.02 of the Indenture shall apply to the Guaranteeing Party and such Guaranteeing Party shall be a Guarantor for such purpose.

(7) Releases.

Section 10.05 of the Indenture shall apply to the Guarantee of the Guaranteeing Party and such Guaranteeing Party shall be a Guarantor for such purpose.

(8) Contribution. If the Guaranteeing Party makes a payment under its Guarantee, it shall be entitled upon payment in full of all Guaranteed Obligations to contribution from each other Guarantor, as applicable, in an amount equal to such Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP. Calculation of each Guarantor’s pro rata portion of any payment shall be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

(9) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Party shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Party) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(10) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(11) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(12) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

(13) The Trustee and the Agents. The Trustee and the Agents shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Party.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING PARTY]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Paying Agent, Registrar and Authenticating Agent

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent

By:
Name:
Title:

EXHIBIT E

FORM OF COLLATERAL AGREEMENT

See attached.

E-1

EXHIBIT F

FORM OF FIRST LIEN-FIRST LIEN INTERCREDITOR AGREEMENT

See attached.

F-1

EXHIBIT G

FORM OF FIRST LIEN-SECOND LIEN INTERCREDITOR AGREEMENT

See attached.

G-1